Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

June 30, 2017

by and among

CHART INDUSTRIES, INC.,

CHART SULLY CORPORATION,

RCHPH HOLDINGS, INC.

and

R/C HUDSON HOLDINGS, L.P.

i

(continued)

(continued)

(continued)

		Page
12.15	Enforcement	76
12.16	Non-Recourse	76
12.17	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	77

Annexes

Annex A – Certificate of Merger

Annex B – Certificate of Incorporation

Annex C – Form of Letter of Transmittal

Annex D – Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 30, 2017, is entered into by and among Chart Industries, Inc., a Delaware corporation (“Buyer”), Chart Sully Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), RCHPH Holdings, Inc., a Delaware corporation (the “Company”), and R/C Hudson Holdings, L.P., a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved and declared advisable the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below);

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that the Merger is in the best interest of their respective stockholders;

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders (defined below); and

WHEREAS, as a condition and inducement to Buyer and Merger Sub to enter into this Agreement, promptly after execution of this Agreement, the Holder Representative shall deliver to Buyer the Merger Consent (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Sub, the Company and the Holder Representative (solely in such capacity) agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1    Definitions. As used herein, the following terms shall have the following meanings:

“280G Approval” has the meaning specified in Section 6.5.

“Action” means any claim, demand, charge, complaint, action, suit, audit, assessment, arbitration, inquiry, or any proceeding or investigation, whether judicial or administrative, in each case, by or before or of any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 3.4(c).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries or otherwise, Controls, is Controlled by or is under common Control with such specified Person. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries.

“Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares held by all Pre-Closing Holders immediately prior to the Effective Time, plus (ii) in the event that the Pre-Closing Holders of Preferred Shares receive the Series A As-Converted Consideration pursuant to Section 3.1(e)(i) hereof, the aggregate number of shares of Common Stock that would be issuable upon the conversion of all Preferred Shares held by all Pre-Closing Holders immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all In the Money Options held by all Pre-Closing Holders immediately prior to the Effective Time, plus (iv) the aggregate number of Dissenting Shares (with respect to Dissenting Preferred Shares, determined as if such shares of Dissenting Preferred Shares had been converted into shares of Common Stock) immediately prior to the Effective Time.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise in full of all In the Money Options held by all Pre-Closing Holders.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Transaction” has the meaning specified in Section 6.7.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so-called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8.

“Auditor” has the meaning specified in Section 3.4(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Cure Period” has the meaning specified in Section 10.1(c)(i).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer or Merger Sub, in a timely manner, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Cancelled Common Shares” has the meaning specified in Section 3.1(b).

“Cancelled Preferred Shares” has the meaning specified in Section 3.1(a).

“Cancelled Shares” has the meaning specified in Section 3.1(b).

“Cash” of any Person as of any date means the cash and cash equivalents (including trapped cash and restricted cash) and deposits required to be reflected as cash and cash equivalents (including trapped cash and restricted cash) on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with the Closing Balance Sheet Principles.

“Cash Per Fully-Diluted Common Share” has the meaning specified in Section 3.1(e).

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Certificates” has the meaning specified in Section 3.2(b).

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 3.4(a).

“Closing Balance Sheet Principles” means the accounting practices, policies, judgments and methodologies described on Schedule 1.1(a) or, to the extent not described on Schedule 1.1(a), the accounting practices, policies, judgments and methodologies used in the preparation of the Reference Balance Sheet.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital Adjustment Amount” has the meaning specified in Schedule 1.1(b).

“Closing Date Unpaid Company Transaction Expenses” has the meaning specified in Section 3.4(a).

“Closing Distribution Schedule” has the meaning specified in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Common Share” has the meaning specified in Section 3.1(b).

“Common Stock” means the Voting Common Stock and the Non-Voting Common Stock.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of June 22, 2010.

“Company Cure Period” has the meaning specified in Section 10.1(b)(i).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company) and Section 4.16 (Brokers).

“Company Transaction Expenses” means the fees and expenses of the Company or any of its Subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby (excluding fees and expenses incurred by the Company or any of its Subsidiaries as a result of Contracts entered into by any Person following the Closing), including (a) fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors in connection with the transactions contemplated hereby, (b) transaction, retention or similar bonuses to employees, officers, directors or other service providers payable by the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated hereby (including pursuant to the Long-Term Incentive Agreements) (including the employer portion of any employment, payroll, social security or unemployment Taxes related to such amounts), (c) the employer portion of any employment, payroll, social security or unemployment Taxes related to any payments made pursuant to this Agreement in respect of Options, (d) any unpaid severance payable by the Company or any of its Subsidiaries to former employees as a result of employment terminations occurring prior to the Closing that is not reflected in the Financial Statements or as a Current Liability in Net Working Capital and (e) to the extent outstanding, all unpaid management fees and director fees owed by the Company or its Subsidiaries to Riverstone/Carlyle Management, L.P. (“Riverstone LP”) or its Affiliates under the Amended and Restated Management Agreement dated as of June 7, 2012 (“Unpaid Management Fees”); provided, however, that “Company Transaction Expenses” shall not include (i) any expense resulting from termination of employment or service by Buyer or its Subsidiaries as a result of action taken by Buyer or its Subsidiaries after the Effective Time, (ii) any fees or expenses with respect to any financing transaction effected by or on behalf of Buyer, (iii) any fees or expenses for which Buyer is responsible (other than under Section 3.2(c)(iii)) under this Agreement or (iv) any payments made in respect of Options, other than the employer portion of any employment payroll, social security, unemployment or withholding Taxes related to such payments in respect of Options.

“Competition Laws” has the meaning specified in Section 4.5.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Continuing Employee” has the meaning specified in Section 7.3(a).

“Contract” means any legally binding contract, agreement, arrangement, instrument, note, deed, power of attorney, commitment, lease, sublease, license, sublicense, sales order, work order, or purchase order or undertaking to which a Person is a party or by which it or its assets are bound or subject.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities by Contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Current Representation” has the meaning specified in Section 12.17(a).

“Damaged Options” has the meaning specified in Section 10.3(b).

“Debt Payoff Letters” has the meaning set forth in Section 2.6(a)(i).

“Deficit Amount” has the meaning specified in Section 3.4(e).

“Designated Person” has the meaning specified in Section 12.17(a).

“Determination Date” has the meaning specified in Section 3.4(b).

“DGCL” has the meaning specified in Section 2.1(b).

“Dissenting Common Shares” has the meaning specified in Section 3.1(b).

“Dissenting Preferred Shares” has the meaning specified in Section 3.1(a).

“Dissenting Shares” has the meaning specified in Section 3.1(b).

“Dissenting Common Stockholders” has the meaning specified in Section 3.1(b).

“Dissenting Preferred Stockholders” has the meaning specified in Section 3.1(a).

“Dissenting Stockholders” has the meaning specified in Section 3.1(b).

“Effective Time” has the meaning specified in Section 2.3.

“Environment” means soil, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement.

“Environmental Condition” means any condition of the Environment with respect to (i) the Real Property, (ii) any property previously owned, leased or operated by the Company or any Subsidiary to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or (iii) any other real property at which any Hazardous Material generated by the operation of the Company or any Subsidiary prior to Closing has been treated, stored or disposed of, or has otherwise come to be located, which in each case of (i), (ii) or (iii) violates any Environmental Law or results in any Release, or threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Laws” means any Law, policy or guideline relating to public or workplace health and safety; protection of the Environment; Releases or threats of Releases of Hazardous Materials; storage, use, treatment, transportation, management, handling, generation, importation, exportation, sale, distribution, labeling, recycling or processing of Hazardous Materials; or injury or harm to persons relating to exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“Escrow Agent” has the meaning specified in Section 3.2(c).

“Escrow Agreement” has the meaning specified in Section 8.2.

“Escrow Amount” means an amount equal to $3,000,000.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

“Escrow Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Common Shares held by such holder immediately prior to the Effective Time, (B) in the event that the Pre-Closing Holders of Preferred Shares receive the Series A As-Converted Consideration pursuant to Section 3.1(e)(i) hereof, the number of shares of Common Stock that would be issuable upon the conversion of all Preferred Shares held by such Pre-Closing Holder immediately prior to the Effective Time and (C) the number of shares of Common Stock issuable upon the exercise of any In the Money Options held by such holder immediately prior to the Effective Time, divided by (y) the sum of (A) the aggregate number of Common Shares held by all Pre-Closing Holders immediately prior to the Effective Time, (B) in the event that the Pre-Closing Holders of Preferred Shares receive the Series A As-Converted Consideration pursuant to Section 3.1(e)(i) hereof, the aggregate number of shares of Common Stock that would be issuable upon the conversion of all Preferred Shares held by all Pre-Closing Holders immediately prior to the Effective Time and (C) the aggregate number of shares of Common Stock issuable upon the exercise in full of all In the Money Options held by all Pre-Closing Holders immediately prior to the Effective Time.

“Estimated Closing Date Cash” has the meaning specified in Section 3.3.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.

“Estimated Net Working Capital Adjustment Amount” has the meaning specified on Schedule 1.1(b).

“Estimated Unpaid Company Transaction Expenses” has the meaning specified in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Excluded Damaged Option” has the meaning specified in Section 10.3(c).

“Financial Statements” has the meaning specified in Section 4.8.

“Foreign Plan” has the meaning specified in Section 4.13(n).

“Forfeited LTIP Payment” has the meaning specified in Section 7.3(d).

“Fraud” means, with respect to any Person, an actual and intentional fraud by such Person with respect to the Company’s making of any representation or warranty set forth in Article IV.

“Fully-Diluted Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Common Shares held by such holder immediately prior to the Effective Time, (B) in the event that the Pre-Closing Holders of Preferred Shares receive the Series A As-Converted Consideration pursuant to Section 3.1(e)(i) hereof, the number of shares of Common Stock that would be issuable upon the conversion of all Preferred Shares held by such holder immediately prior to the Effective Time and (C) the number of shares of Common Stock issuable upon the exercise of any In the Money Options held by such holder immediately prior to the Effective Time, divided by (y) the Aggregate Fully-Diluted Common Shares.

“Funded Debt” means with respect to a Person (a) all obligations of such Person and its Subsidiaries for borrowed money, (b) all obligations of such Person and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (c) all reimbursement obligations of such Person and its Subsidiaries under letters of credit to the extent such letters of credit have been drawn, (d) all obligations of such Person and its Subsidiaries under capitalized leases or purchase money obligations to the extent any such lease or obligation is required to be accrued as indebtedness in accordance with GAAP, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services, (f) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (g) any net termination amounts that are or (assuming such date is the early termination date for all transactions under such arrangements) would be payable or receivable (in which event such receivable shall reduce the Funded Debt of such Person) under any interest rate, currency or commodity derivatives or hedging transactions of such Person, (h) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (g), and (i) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (h), in each case with respect to clauses (a) through (h), as determined in accordance with the Closing Balance Sheet Principles. For the avoidance of doubt, “Funded Debt” shall not include any liability for Taxes.

“Funding Amount” has the meaning specified in Section 3.2.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, political subdivision, governmental authority, regulatory or administrative agency or authority, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or judicial or arbitral body (including, for the avoidance of doubt, any Taxing Authority).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation or determination, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material, or waste which is regulated or could give rise to liability under any Environmental Law, including any (i) asbestos and asbestos-containing materials; (ii) petroleum or petroleum-containing materials; (iii) radiation and radioactive materials; (iv) harmful biological agents, including mold present at levels or in conditions that causes adverse health effects; (v) polychlorinated biphenyls; and (vi) any material, substance, or waste which is defined, classified or listed as a “hazardous waste”, “hazardous material”, “regulated substance”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “contaminant”, “pollutant”, “toxic waste”, “toxic substance” or words of similar import under any Environmental Law.

“Holder Damages” has the meaning specified in Section 10.3(a).

“Holder Representative” has the meaning specified in Section 11.1.

“Holder Representative Expenses” has the meaning specified in Section 3.5.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In the Money Option” means a Vested Option pursuant to which the holder thereof could acquire shares of Common Stock for an exercise price per share that is less than the Cash Per Fully-Diluted Common Share.

“Increase Amount” has the meaning specified in Section 3.4(d).

“Indemnification Obligation” has the meaning specified in Section 7.2(c).

“Indemnified Person” has the meaning specified in Section 7.2(c).

“Information Statement” has the meaning specified in Section 8.3.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; and (iv) trade secrets, know-how, databases and other compilations and collections of data or information, and other proprietary rights; (v) internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing; and (vi) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Interim Financial Statements” has the meaning specified in Section 4.8.

“International Trade Laws” means any Law, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930, as amended, and the Laws, administered or enforced by the U.S. Department of Commerce, the U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s list of Specially Designated Nationals and Blocked Persons, list of Foreign Sanctions Evaders, and Sectoral Sanctions Identifications List; and the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Law” means any statute, law, ordinance, rule, regulation, Governmental Order, code, or other requirement or rule of law (including common law), in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, covenant, adverse claim of ownership or use, right of first refusal or other similar restriction, or other security interest or other lien of any kind.

“Long-Term Incentive Agreements” means the agreements identified on Schedule 1.1(d).

“LTIP Participants” has the meaning specified in Section 7.3(d).

“LTIP Payment” means a payment made pursuant to a Long-Term Incentive Agreement.

“Majority Holders” has the meaning specified in Section 11.1.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has had or would reasonably be expected to have, (i) a material adverse effect on the ability of the Company, in a timely manner, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, or (ii) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (ii): (a) any change in applicable Law, GAAP or any applicable accounting standards or any interpretation thereof; (b) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein; (d) seasonal fluctuations in the business of the Company and its Subsidiaries; (e) any change generally affecting the industries in which the Company and its Subsidiaries operate; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement; (g) the compliance with the express terms of this Agreement or the taking of any action, or the omission of any action, in each case expressly required by this Agreement; (h) any act of God or natural disaster; (i) any acts of terrorism or change in geopolitical conditions; or (j) any failure of the Company and its Subsidiaries to meet any projections or forecasts (provided that clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that (x) in the case of the foregoing clauses (a), (b), (c), (e), (h), and (i), except to the extent that such change, condition, event or effect has a disproportionate and adverse effect on the Company and its Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Customers” has the meaning specified in Section 4.26.

“Material Suppliers” has the meaning specified in Section 4.26.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Consent” has the meaning specified in Section 8.3.

“Merger Consideration” has the meaning specified in Section 3.1(d).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3).

“Net Working Capital” has the meaning specified on Schedule 1.1(e).

“Non-Voting Common Stock” means the non-voting common stock, par value $0.001 per share, of the Company.

“Option” means an outstanding option to purchase shares of Common Stock, whether or not granted under the Equity Incentive Plan of RCHPH Holdings, Inc.

“Organizational Documents” means, with respect to any particular Person: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (iv) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (v) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the entity; and (vi) any amendment or supplement to any of the foregoing.

“Other Indemnitors” has the meaning specified in Section 7.2(c).

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Permits” has the meaning specified in Section 4.18.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority which are not violated by the current use and operation of the Real Property, (d) Liens of public record, (e) covenants, conditions, restrictions, easements, and other similar matters of record, if any, that would be readily apparent upon physical inspection of the Owned Real Property or review of an accurate survey covering the Owned Real Property that would not reasonably be expected to be materially adverse to the business or operations of the Company or its Subsidiaries, (f) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto and (ii) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (g) Liens created by Buyer or its successors and assigns, (h) Liens disclosed in the Disclosure Schedules, including those listed in Schedule 1.1(f), (i) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the Reference Balance Sheet, (j) licenses to intellectual property granted in the ordinary course of business, (k) Liens securing Funded Debt (to the extent such Liens are released as of the Closing or are required to be released upon consummation of the transactions contemplated hereby under the terms thereof) and (l) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest.

“Person” means any individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, company incorporated or unincorporated association, joint venture, joint stock company, trust, organization governmental agency or instrumentality or other entity of any kind.

“Post-Closing LTIP Payment” means any LTIP Payment that pursuant to the terms of the applicable Long-Term Incentive Agreement, is funded into a rabbi trust in connection with the consummation of the transactions contemplated by this Agreement.

“Post-Closing Representation” has the meaning specified in Section 12.17(a).

“Pre-Closing Holders” means all Persons who hold one or more Preferred Shares, Common Shares or In the Money Options immediately prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Preferred Share” has the meaning specified in Section 3.1(a).

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Preliminary Net Working Capital Adjustment Amount” has the meaning specified on Schedule 1.1(b).

“Prior Company Counsel” has the meaning specified in Section 12.17(a).

“Privilege Period” has the meaning specified in Section 8.5(d).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Leases” has the meaning specified in Section 4.20(a).

“Reference Balance Sheet” means the most recent balance sheet included in the Financial Statements.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, depositing or dumping of a Hazardous Material on or into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) and any condition that results in the exposure of a person to a Hazardous Material.

“Remedies Exception” has the meaning set forth in Section 4.3.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Requisite Stockholder Vote” means the affirmative vote of the holders of a majority of the shares of Voting Common Stock voting as a single class together with the holders of the outstanding shares of Preferred Stock on an as converted to Voting Common Stock basis to adopt this Agreement and approve the Merger and the transactions contemplated hereby.

“RWI Policy” has the meaning specified in Section 3.10.

“Schedules” has the meaning specified in Article IV.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A As-Converted Consideration” has the meaning specified in Section 3.1(e).

“Series A Liquidation Preference Consideration” has the meaning specified in Section 3.1(e).

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Sponsor Guarantees” means all obligations of the Holder Representative or any of its Affiliates under any Contract or other obligation in existence as of the Closing Date for which the Holder Representative or any of its Affiliates is, or may be, liable as guarantor or for which the Holder Representative or any of its Affiliates is, or may be, required to provide financial support, in each case with respect to the Company or any of its Subsidiaries, in any form whatsoever.

“Stockholder Agreement” means that Stockholder Agreement of RCHPH Holdings, Inc., dated August 25, 2008.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited by Contract from exercising control.

“Supplemental LTIP Amount” has the meaning specified in Section 7.3(d).

“Supplemental LTIP Payment” has the meaning specified in Section 7.3(d).

“Supplemental Option Payment” has the meaning specified in Section 7.3(d).

“Supplemental Stockholder Amount” has the meaning specified in Section 7.3(d).

“Supplemental Payment Schedule” has the meaning specified in Section 7.3(d).

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tail Policy” has the meaning specified in Section 7.2(b).

“Tax Returns” means any return, declaration, election, schedule, form, report, statement, information statement or other document filed, or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes and any amendments, attachments or supplements of any of the foregoing.

“Taxes” means (i) all federal, state, local, foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, customs, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, intangible property, use, transfer, registration, alternative or add-on minimum, premium, environmental, windfall profits, or estimated tax, and including any interest, penalty, or addition imposed by any Law or Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or by Contract and (iii) any liability for the payment of any of the foregoing types as a successor or transferee.

“Terminating Buyer Breach” has the meaning specified in Section 10.1.

“Terminating Company Breach” has the meaning specified in Section 10.1(b)(i).

“Termination Date” has the meaning specified in Section 10.1(b).

“Termination Date Holder” has the meaning specified in Section 10.3(b).

“Termination Percentage” has the meaning specified in Section 10.3(c).

“Transaction Tax Benefit Amount” means $3,500,000.

“Transfer Taxes” means any and all transfer, documentary, sales, use, court, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (excluding any income or capital gains Taxes) imposed in connection with the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that remain unpaid as of immediately prior to the Closing (but calculated assuming consummation of the transactions contemplated by this Agreement such that any amount included in this definition but payable solely as a consequence of, or upon the Closing, is included in the calculation of “Unpaid Company Transaction Expenses”).

“Vested Options” means an Option that, as of immediately prior to the Effective Time, is vested, outstanding and exercisable, including any such Option that vests in connection with the consummation of the transactions contemplated by this Agreement.

“Voting Common Stock” means the voting common stock, par value $0.001 per share, of the Company.

“Waived 280G Benefits” has the meaning specified in Section 6.5.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws.

1.2    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement; (iv) all references in this Agreement to “Articles”, “Sections”, “Schedules”, and “Annexes” are intended to refer to the specified Articles or Section of this Agreement, Schedules of this Agreement and Annexes to this Agreement; (v) the words “include,” “includes” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the word “covenant” shall be deemed to include covenants and agreements.

(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto in accordance with the terms thereof.

(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d)    The parties hereto have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement.

(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)    The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)    References to “$” shall mean United States dollars.

(i)    The headings contained in this Agreement, Schedules or Annexes and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(j)    A reference to any Person includes such Person’s permitted successors and assigns.

(k)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

1.3    Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge (after reasonable inquiry) of (a) in the case of the Company, the Persons set forth in Schedule 1.3(a), (b) in the case of Buyer and Merger Sub, the Persons set forth in Schedule 1.3(b) and (c) in the case of all other Persons, such Person’s executive officers.

ARTICLE II.

THE MERGER; CLOSING

2.1    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, effective as of the Effective Time, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in substantially the form of Annex A (the “Certificate of Merger”).

(b)    Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly owned subsidiary of Buyer.

2.2    Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

2.3    Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Washington, DC 20004, at 10:00 a.m. Eastern time (a) on the date which is three (3) Business Days after the date on which all conditions set forth in Section 9.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other time and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Annex B, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 7.2.

(b)    The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that (i) in any event such amended bylaws must comply with Section 7.2 and (ii) all references to the name of Merger Sub shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided that any such amendment shall be subject to the provisions of Section 7.2.

2.5    Directors and Officers of the Surviving Corporation.

(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6    Closing Deliveries.

(a)    At the Closing, the Company shall deliver, or cause to be delivered to Buyer the following:

(i)    pay-off letters, in customary form (which shall include a release of all related liens and security interests upon payments of the amounts specified therein), with respect to the Funded Debt of the Company set forth in clauses (a) and (b) of the definition thereof, evidencing the satisfaction of all liabilities thereunder upon receipt of the amounts set forth therein (the “Debt Payoff Letters”);

(ii)    a copy of the Escrow Agreement, duly executed by the Holder Representative;

(iii)    a certificate dated the Closing Date, of a duly authorized officer of the Company to the effect set forth in Section 9.2(c); and

(iv)    resignation letters, in form and substance reasonably satisfactory to Buyer, of the individuals requested by Buyer in writing at least ten (10) Business Days prior to the Closing from their respective positions as officers and/or directors of the Company and its Subsidiaries.

(b)    At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(i)    a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(ii)    a certificate dated the Closing Date, of a duly authorized officer of Buyer to the effect set forth in Section 9.3(c).

ARTICLE III.

EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

3.1    Conversion of Company Shares and Options.

(a)    At the Effective Time, by virtue of the Merger, and without any further action on the part of any stockholder of the Company, Buyer or Merger Sub, each share of Series A Preferred Stock held by Buyer, Merger Sub, the Company or any of its Subsidiaries in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Preferred Shares”). At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Series A Preferred Stock, each share (a “Preferred Share”) of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) Cancelled Preferred Shares and (y) shares (each, a “Dissenting Preferred Share”) of Series A Preferred Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Series A Preferred Stock to dissent from the Merger and require appraisal of their shares of Series A Preferred Stock (the “Dissenting Preferred Stockholders”), which Cancelled Preferred Shares and Dissenting Preferred Shares shall not constitute “Preferred Shares” for any purpose under this Agreement) shall become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(e). All such Preferred Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the applicable portion of the Merger Consideration.

(b)    At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company, Buyer or Merger Sub, each share of Common Stock held by Buyer, Merger Sub, the Company or any of its Subsidiaries in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Common Shares” and, together with the Cancelled Preferred Shares, the “Cancelled Shares”). At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) shares (each, a “Dissenting Common Share” and, together with the Dissenting Preferred Shares, the “Dissenting Shares”) of Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock (the “Dissenting Common Stockholders” and, together with the Dissenting Preferred Stockholders, the “Dissenting Stockholders”), which Cancelled Common Shares and Dissenting Common Shares shall not constitute “Common Shares” for any purpose under this Agreement) shall become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(e). At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Preferred Stock or Common Stock or any holder of an Option, (i) each Vested Option (or the applicable portion thereof) shall thereupon be (I) if such Vested Option (or the applicable portion thereof) is an In the Money Option, canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(e), and (II) if such Option (or the applicable portion thereof) is not an In the Money Option, cancelled for no consideration and (ii) each Option that is not a Vested Option shall terminate and be forfeited for no consideration. All such Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the applicable portion of the Merger Consideration.

(c)    At the Effective Time, by virtue of the Merger and without any action on the part of Buyer or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)    Subject to the adjustments set forth in Section 3.4, the “Merger Consideration” shall consist of $410,000,000 in cash, plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt, plus (iii) the Estimated Closing Date Cash, less (iv) the Estimated Unpaid Company Transaction Expenses, plus (v) the Transaction Tax Benefit Amount less (vi) the amount of Holder Representative Expenses.

(e)    The Merger Consideration shall be allocated among the Pre-Closing Holders as set forth below in this Section 3.1(e), and payable in accordance with this Agreement, including Sections 3.2 and 3.4.

(i)    Each Pre-Closing Holder of Preferred Shares shall be entitled to receive in respect of each Preferred Share held by such holder immediately prior to the Effective Time a portion of the Merger Consideration equal to the greater of (A) (x) the Series A Original Issue Price (as defined in the Company Certificate of Incorporation) plus, (y) any unpaid Accruing Dividends (as defined in the Company Certificate of Incorporation) thereon (the sum of clauses (x) and (y), “Series A Liquidation Preference Consideration”) and (B) (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the number of shares of Common Stock that would be issuable upon the conversion (immediately prior to the Effective Time) of such Preferred Shares (the “Series A As-Converted Consideration”).

(ii)    Each Pre-Closing Holder of Common Shares shall be entitled to receive in respect of the Common Shares held by such holder immediately prior to the Effective Time a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the number of Common Shares held by such holder immediately prior to the Effective Time.

(iii)    Each Pre-Closing Holder of In the Money Options shall be entitled to receive in respect of the In the Money Options held by such holder immediately prior to the Effective Time a portion of the Merger Consideration equal to (i) the product of (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of shares of Common Stock issuable upon exercise in full of all In the Money Options held by such holder immediately prior to the Effective Time, minus (ii) the aggregate cash exercise price payable upon exercise of all In the Money Options held by such holder immediately prior to the Effective Time.

(iv)    For purposes of the foregoing, the “Cash Per Fully-Diluted Common Share” shall mean (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Option Exercise Price, minus (C) in the event that the Pre-Closing Holders of Preferred Shares receive the Series A Liquidation Preference Consideration pursuant to Section 3.1(e)(i) hereof, the aggregate of the Series A Liquidation Preference Consideration payable in respect of all Preferred Shares, divided by (ii) the Aggregate Fully-Diluted Common Shares.

(f)    From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company. All consideration paid pursuant to this Article III upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Preferred Shares or Common Shares, as applicable, subject to the continuing rights of the Pre-Closing Holders under this Agreement and the Escrow Agreement. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Preferred Shares or Common Shares shall be made thereafter. If, between the date of this Agreement and the Effective Time, the shares of Preferred Stock or Common Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then the Cash Per Fully-Diluted Common Share shall be appropriately adjusted; provided that nothing in this Section 3.1(f) will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that in no event shall any such stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction in respect of any securities of the Company or its Subsidiaries increase the aggregate amount of the Merger Consideration payable by Buyer pursuant to this Agreement.

3.2    Payment and Exchange of Certificates.

(a)    Immediately prior to the Effective Time, Buyer shall pay to an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Buyer, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the Merger Consideration (determined before giving effect to the adjustments provided for in Section 3.4), minus (ii) the product of (A) the number of Dissenting Shares (with respect to Dissenting Preferred Shares, determined as if such Dissenting Preferred Shares had been converted into shares of Common Stock) and (B) the Cash Per Fully-Diluted Common Share (determined before giving effect to the adjustments provided for in Section 3.4), minus (iii) the Escrow Amount; provided that Buyer will promptly thereafter pay to the Exchange Agent any amounts by which the Funding Amount increases due to any Dissenting Shares becoming Preferred Shares or Common Shares, as applicable, in accordance with Section 3.8; provided, further, that the Funding Amount shall be reduced by the amount to be paid by Buyer with respect to In the Money Options which shall be paid by Buyer to the Company and the Company shall pay such amount (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be disbursed by the Company to the applicable taxing authority) to the Pre-Closing Holder thereof. The fees and expenses of the Exchange Agent shall be paid one-half by Buyer and one-half by the Company as a Company Transaction Expense. Upon payment by Buyer of (w) the Funding Amount in accordance with this Section 3.2(a), (x) the amounts required to be paid pursuant to Section 3.2(b), (y) the amounts required to be paid to the parties to Long-Term Incentive Agreements pursuant to the Closing Distribution Schedule and (z) any amounts that may be provided for in Section 3.4 and Section 3.5, the Merger Consideration shall be deemed to have been paid in full by Buyer in accordance with the terms of this Agreement.

(b)    After the Effective Time, (x) each Pre-Closing Holder of an outstanding certificate or certificates for Preferred Shares or Common Shares (collectively, the “Certificates”), upon surrender of such Certificates and a completed and duly executed letter of transmittal in substantially the form attached hereto as Annex C (a “Letter of Transmittal”) to the Exchange Agent, and (y) each Pre-Closing Holder of In the Money Options shall be entitled to receive from the Exchange Agent, subject to the provisions of Section 3.4, such portion of the Merger Consideration into which such holder’s Preferred Shares, Common Shares and/or In the Money Options shall have been converted as a result of the Merger; provided, however, that any payment with respect to In the Money Options shall be paid to the Company and the Company shall pay such amount (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be disbursed by the Company to the applicable taxing authority) to the Pre-Closing Holder thereof; and provided, further, that a portion of the Merger Consideration otherwise payable to each Pre-Closing Holder equal to the product of the Escrow Amount multiplied by such holder’s Escrow Percentage shall be held in escrow in accordance with Section 3.4(d), and the terms and conditions of the Escrow Agreement. Notwithstanding the foregoing, in the event that any Pre-Closing Holder delivers the Certificate(s) representing such Preferred Shares or Common Shares, as applicable, to Buyer at least three (3) Business Days prior to the Closing, Buyer shall pay the amount which such holder is entitled in consideration therefor directly to such holder at the Closing by wire transfer of immediately available funds and the Funding Amount payable to the Exchange Agent shall be reduced by such amounts (subject to withholding for Taxes, which amounts shall be paid to the Company for disbursement to the applicable taxing authority). Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s), a holder’s Certificate(s) shall be deemed, at and after the Effective Time, for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration, without interest, into which such Preferred Shares or Common Shares, as applicable, shall have been converted by the Merger.

(c)    At the Closing, (i) Buyer shall pay a portion of the Merger Consideration equal to the Escrow Amount to Wilmington Trust, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow; provided that Buyer will promptly thereafter pay to the Escrow Agent any amounts by which the Escrow Amount increases due to any Dissenting Shares becoming Preferred Shares or Common Shares in accordance with Section 3.8, (ii) Buyer shall, or shall cause Merger Sub to, pay to the intended beneficiaries thereof (as identified in writing by the Company to Buyer prior to the Closing) the Funded Debt of the Company as set forth in the Debt-Payoff Letters and (iii) Buyer shall pay the intended beneficiaries thereof (as identified in writing by the Company to Buyer prior to the Closing) the Estimated Unpaid Company Transaction Expenses, provided that any such Company Transaction Expenses that are due to an employee of the Company or any Subsidiary shall be paid to the Company and the

Company shall pay such amounts (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be disbursed by the Company to the applicable taxing authority) to the intended beneficiary thereof within five (5) Business Days after the Closing.

3.3    Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Unpaid Company Transaction Expenses. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement setting forth (a) its good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Cash (“Estimated Closing Date Cash”) and (iv) Closing Date Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount. The Company shall also deliver to Buyer, together with such statement, a schedule (the “Closing Distribution Schedule”), prepared on the basis of the Merger Consideration and consistent with the terms of this Agreement, that accurately and completely sets forth a list of the Pre-Closing Holders and the manner in which the Merger Consideration is to be allocated among and paid to each Pre-Closing Holder (along with the amount of withholding in respect of each holder of Options) and any parties to the Long-Term Incentive Agreements and, to the extent applicable, copies of invoices or other documentation that evidences the amount of the Estimated Unpaid Company Transaction Expenses. Buyer shall be entitled to rely on the Closing Distribution Schedule. The Company shall provide Buyer with a reasonable opportunity to review and comment on such statement (including the components thereof) described in this Section 3.3 and the Closing Distribution Schedule, as applicable, and shall consider in good faith any revisions proposed by Buyer; provided that no such comment (or failure to consent) shall prevent or delay the Closing or prejudice or limit Buyer’s rights pursuant to Section 3.4.

3.4    Adjustment Amount.

(a)    As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereof, Buyer shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iv) a calculation of Cash of the Company and its Subsidiaries (“Closing Date Cash”) and (v) a calculation of Unpaid Company Transaction Expenses (“Closing Date Unpaid Company Transaction Expenses”), in each case, (except as set forth in the proviso below) (x) calculated as of 11:59 p.m. Eastern time on the Closing Date in accordance with the Closing Balance Sheet Principles and (y) without giving effect to the consummation of the Merger, including any payments of cash in respect of the Merger Consideration, any repayment of Funded Debt of the Company after the Effective Time or any financing transactions in connection with the transactions contemplated hereby or, after the Effective Time, any other action or omission by Buyer, the Surviving Corporation or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice; provided, however, that (I) the Closing Balance Sheet shall reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Reference Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date of the Reference Balance Sheet, (II) the Tax assets and liabilities included in the Closing Balance Sheet and Closing Date Net Working Capital shall give effect to and take into account the consummation of the Merger and the other transactions contemplated by this Agreement, and (III) the Closing Balance Sheet shall not reflect any expense or liability for which Buyer is responsible under this Agreement. Following the Closing, Buyer shall provide the Holder Representative and its representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet.

(b)    If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Unpaid Company Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide such a notice of disagreement within such forty-five (45)-day period, the Holder Representative shall be deemed to have agreed to the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, and Closing Date Unpaid Company Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Holder Representative shall use reasonable best efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or the Closing Date Unpaid Company Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by KPMG US LLP (or such independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Holder Representative) (such firm the “Auditor”). Each of Buyer and the Holder Representative shall promptly provide their assertions regarding the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Unpaid Company Transaction Expenses and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than twenty (20) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Unpaid Company Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be calculated in accordance with the Closing Balance Sheet Principles (and the definitions of the defined terms used in Section 3.4(a) and the Closing Balance Sheet Principles). The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date

Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date”. The fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by the Holder Representative as a Holder Representative Expense.

(c)    The “Adjustment Amount”, which may be positive or negative, shall mean (i) the Closing Date Net Working Capital Adjustment Amount (as finally determined pursuant to Section 3.4(b)) plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.4(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Cash, plus (iv) Estimated Unpaid Company Transaction Expenses, minus Closing Date Unpaid Company Transaction Expenses (as finally determined in accordance with Section 3.4(b)). If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.4(d) or 3.4(e).

(d)    If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) Buyer shall pay the Increase Amount to the Escrow Agent, and (y) the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the Escrow Amount plus the Increase Amount, multiplied by (ii) such holder’s Escrow Percentage, less any applicable withholding; provided, however, that, in the case of clause (y) of this sentence, any payment with respect to In the Money Options shall be paid to the Surviving Corporation and the Surviving Corporation shall pay such amount (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be disbursed by the Surviving Corporation to the applicable taxing authority) to the Pre-Closing Holder thereof.

(e)    If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) the Escrow Agent shall pay, from the Escrow Amount, to Buyer an amount equal to the Deficit Amount, and (y) if any of the Escrow Amount remain after such payment to Buyer, the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the balance of the Escrow Amount, multiplied by (ii) such holder’s Escrow Percentage, less any applicable withholding; provided, however, that, in the case of clause (y) of this sentence, any payment with respect to In the Money Options shall be paid to the Company and the Company shall pay such amount (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be disbursed by the Company to the applicable taxing authority) to the Pre-Closing Holder thereof. Upon determination of the Adjustment Amount pursuant to Section 3.4(b) and Section 3.4(c), each of Buyer and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Amount in accordance with this Section 3.4(e). For the avoidance of doubt, any distributions to the Pre-Closing Holders in respect of In the Money Options pursuant to this Section 3.4(e) shall be net of the amount of any Taxes required to be withheld from such distributions under applicable Law, and the amounts so withheld shall be paid over to the Company for payment by the Company to the applicable Governmental Authority as required by Law. In no event shall the Holder Representative or any Pre-Closing Holder have any liability under this Section 3.4 in excess of such holder’s allocable share of the Escrow Amount. In no event shall Buyer be entitled to payment pursuant to this Section 3.4(e) of any amount in excess of the Escrow Amount.

3.5    Holder Representative Expenses. On or prior to the Closing Date, the Holder Representative may provide to Buyer a written estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Representative Expenses that are not then known or determinable) of the aggregate amount of the fees and expenses (including legal, accounting, financial advisory, broker’s, consultant’s, advisor’s and finder’s fees, costs and expenses) incurred, or that may be incurred, by the Holder Representative on behalf of the Company and the holders of the Preferred Stock, Common Stock and the Options (including the Pre-Closing Holders) in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Holder Representative (the “Holder Representative Expenses”). On the Closing Date, Buyer shall pay to the Holder Representative or to such other persons (and in such amounts) as may be designated by the Holder Representative, by wire transfer to an account or accounts designated by the Holder Representative in writing at least two (2) Business Days prior to the Closing Date, immediately available funds in the amount of such Holder Representative Expenses. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet with respect to liabilities for the Holder Representative Expenses.

3.6    Exchange Agent. Promptly following the date which is one year after the Effective Time, Buyer shall instruct the Exchange Agent to deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of a Certificate (other than Certificates representing Dissenting Shares) may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Corporation shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.

3.7    Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any requirement to post any bond or other security.

3.8    Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of

Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Preferred Share or Common Share (as applicable) (and such holder shall be treated as a Pre-Closing Holder) immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon. The Company will give Buyer prompt notice of all written notices received by the Company pursuant to Section 262 of the DGCL, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares of Preferred Stock or Common Stock, as applicable, for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Preferred Stock or Common Stock (as applicable) (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).

3.9    Withholding. Buyer, the Company, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise paid or deliverable in connection with the transactions contemplated in this Agreement, to any Person such amounts that Buyer, the Company, the Exchange Agent and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local or foreign applicable Tax Law; provided, however, that Buyer shall notify the Company in writing of any such requirement to deduct or withhold at least ten (10) days before the payment to which such deduction or withholding would apply, provided, further, that no amounts will be withheld from any payments in respect of Preferred Shares, Common Shares or Dissenting Shares so long as the Company complies with Section 8.5(e) on or prior to the Closing. To the extent that amounts are so withheld, and duly deposited with the appropriate Governmental Authority in accordance with applicable Law, by Buyer, the Company, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Buyer, the Company, the Exchange Agent or the Escrow Agent shall promptly deliver to such person receipts or other evidence of the remittance of such amounts.

3.10    RWI Policy. After the execution and delivery of this Agreement, Buyer shall take such action to bind and incept coverage under a representations and warranty insurance policy (the “RWI Policy”). Buyer shall execute and cause to be executed and delivered all documents as may be required by the insurer in connection with (a) binding coverage under the terms of the RWI Policy and (b) issuing the final RWI Policy. Promptly following the issuance of the final RWI Policy, Buyer shall deliver a copy of such final policy to the Holder Representative. The RWI Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, subrogation against the Company or its Affiliates, or any stockholder of the Company or any of their respective Affiliates with respect to any claim made by any insured thereunder (except for any knowing and intentional fraud by any of the stockholders of the Company or any of their respective Affiliates). No insured under the RWI Policy shall waive, amend, modify or otherwise revise this subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement previously exchanged among the parties and attached hereto (the “Schedules”), the Company represents and warrants to Buyer and Merger Sub as of the date hereof and as of the Closing Date as follows:

4.1    Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company previously made available by the Company to Buyer are true and complete and the Company is not in violation of any such documents in any material respect. The Company is duly licensed or qualified to do business and (where applicable) in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

4.2    Subsidiaries. Schedule 4.2 sets forth a true and complete list of the Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not reasonably be expected to be material to the Company and its Subsidiaries. The Company has previously provided to Buyer true and complete copies of the Organizational Documents of its Subsidiaries, and its Subsidiaries are not in material violation of any provision of such Organizational Documents. Each Subsidiary is duly licensed or qualified to do business and (where applicable) in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

4.3    Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company’s Board of Directors, and no other corporate proceeding or action on the part of the Company and its stockholders is necessary to authorize this Agreement and the transactions contemplated hereby (other than the Merger Consent). The Merger Consent constitutes the Requisite Stockholder Approval and no other approvals or corporate proceedings on the part of the Company or its stockholders are necessary to authorizing this Agreement and the transactions contemplated hereby, including the Merger, under the DGCL, the Company’s certificate of incorporation, bylaws or otherwise. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4    No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, and except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with or require any approval or consent under the Organizational Documents of the Company or any of its Subsidiaries, (c) violate any provision of or result in a breach of any Contract to which the Company or one of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to (x) result in a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (y) be material to the Company and its Subsidiaries taken as a whole.

4.5    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company and its Subsidiaries of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign antitrust and competition Laws (together with the HSR Act, the “Competition Laws”); (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; (c) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws; (d) as otherwise disclosed on Schedule 4.5; and (e) the filing of the Certificate of Merger in accordance with the DGCL.

4.6    Capitalization of the Company.

(a)    The authorized capital stock of the Company consists of (i) 10,500,000 shares of Voting Common Stock, of which 3,386,512 shares are issued and outstanding as of the date of this Agreement, (ii) 500,000 shares of Non-Voting Common Stock, of which 26,600 shares are issued and outstanding as of the date of this Agreement and (ii) 5,000,000 shares of Preferred Stock, of which 4,500,000 shares are designated as Series A Preferred Stock and 1,076,074 shares of Series A Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Schedule 4.6(a) sets forth, as of the date of this Agreement, a true and complete list of all of the holders of Common Stock and Preferred Stock, together with the number and class of shares of Common Stock and/or Preferred Stock (as applicable) held by such holder.

(b)    Schedule 4.6(b) sets forth, as of the date hereof, a true and complete list of the Options, including the name of each holder of an Option (or an employee identification number to the extent disclosure of an Option holder’s name is prohibited under applicable Law), the number of shares of Non-Voting Common Stock subject to each such Option and the exercise price per share of each such Option. The Company will provide the name of any Option holder whose name was withheld under the immediately preceding sentence as soon as reasonably practicable following the date the Company reasonably determines providing such information is permissible under applicable Law. All Options that are not In the Money Options can be terminated or cancelled as provided in Section 3.1(b). No Option is or will be an In the Money Option.

(c)    Except as set forth in Schedule 4.6(a), Schedule 4.6(b), or in Schedule 4.6(c), there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of the Company, or any other commitments or agreements providing for the issuance of additional shares of capital stock of the Company, the sale of treasury shares, or for the repurchase or redemption of shares of capital stock of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock. Except as set forth on Schedule 4.6(c), the Company is not a party to or otherwise subject to, any voting trust, proxy, or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of capital stock of the Company.

4.7    Capitalization of Subsidiaries.

(a)    All of the outstanding shares or other equity interests of each of the Subsidiaries of the Company have been duly authorized and validly issued, and, solely with respect to any Subsidiary of the Company that is a corporation, are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any of the Subsidiaries of the Company to issue or sell any of its shares, other equity interests or securities convertible into or exchangeable for its shares or other equity interests or any shares or other equity interests of the Subsidiaries of the Company, other than as provided in the agreements relating to the organization, formation, ownership or governance of such Subsidiaries of the Company.

(b)    Except as set forth on Schedule 4.7(b), the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Subsidiaries free and clear of any Liens other than (i) as may be set forth in the Organizational Documents of such Subsidiary, (ii) for any restrictions on sales of securities under applicable securities Laws or (iii) Permitted Liens. Except as set forth on Schedule 4.7(a), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the shares or other equity interests of any of the Subsidiaries. Except for the equity interests of the Subsidiaries set forth on Schedule 4.2, none of the Company nor any of its Subsidiaries own any equity, partnership, membership or similar interest in any other Person.

4.8    Financial Statements.

(a)    Attached as Schedule 4.8 are (i) the audited consolidated balance sheets and statements of operations, income, cash flow and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve-month periods ended December 31, 2016 and 2015, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2017 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP applied on a consistent basis throughout the periods involved (except, in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, which are not material).

(b)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all accounts receivable of the Company and its Subsidiaries, whether or not reflected in the Financial Statements, (i) have arisen in the ordinary course of business, (ii) are valid and enforceable claims, (iii) are recorded in accordance with GAAP applied on a consistent basis with past practice, and (iv) subject to a specific reserve for bad debts shown on the Interim Financial Statements, are collectible in full within ninety (90) days after billing.

(c)    All inventory of the Company and its Subsidiaries, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable, in each case in all material respects, in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens), and no material inventory is held on a consignment basis. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries, taken as a whole.

4.9    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any liabilities of any kind or nature, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due, except for liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Reference Balance Sheet in the ordinary course of the operation of business of the Company and its Subsidiaries consistent with past practice, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in Schedule 4.9 hereto, or (e) that would not be material to the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.9, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (i) any material off balance sheet partnership or any similar contract or arrangement or (ii) any material hedging, derivatives, or similar contract or arrangement.

4.10    Litigation and Proceedings. Except (a) as set forth on Schedule 4.10(a) and (b) for Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.22) there are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries or any of their officers, directors or employees in their capacity as such, nor, to the knowledge of the Company is there any reasonable basis for any such Action, in each case that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.10(b), there is no Action pending or threatened by the Company or any of its Subsidiaries. Schedule 4.10(c) sets forth any material Governmental Order to which the Company or any of its Subsidiaries, or any current or former owner, officer, director or employee of the Company or any of its Subsidiaries in their capacity as such, is subject.

4.11    Legal Compliance. Except with respect to matters (a) set forth on Schedule 4.11(a) and (b) compliance with Environmental Laws, International Trade Laws and Laws regarding Certain Payments (as to which certain representations and warranties are made pursuant to Section 4.22, Section 4.23, and Section 4.24, respectively) each of the Company and its Subsidiaries is, and during the past three (3) years have been, in compliance in all material respects with all Laws applicable to the Company and/or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has as of the date hereof received written notice during the past three (3) years of any material violation of any Law in connection with the conduct, ownership, use, occupancy or operation of the Company, its Subsidiaries, their businesses or their assets.

4.12    Material Contracts; No Defaults.

(a)    Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Company Benefit Plans and Contracts relating to insurance policies, which are set forth on Schedule 4.17) (such Contracts that are (or that are required to be) included on Schedule 4.12(a) and each contract with a Material Supplier or Material Customer, the “Material Contracts”). True and complete copies (subject to redaction of certain information) of the Material Contracts have been delivered to or made available to Buyer or its Representatives.

(i)    Any lease, sublease or license of personal property requiring (A) annual rentals of $250,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $500,000 or more;

(ii)    Any Contract for the purchase of materials, supplies, goods, services, equipment or other tangible assets that is reasonably anticipated to result in either (A) annual payments by the Company or any of its Subsidiaries of $500,000 or more or (B) aggregate payments by the Company or any of its Subsidiaries of $1,000,000;

(iii)    Any sales, distribution or other similar Contract providing for the sale or license by the Company or any of its Subsidiaries of materials, supplies, goods, equipment, services or other assets that is reasonably anticipated to result in payments to the Company or any of its Subsidiaries of $5,000,000 or more in the next twelve (12) months;

(iv)    Each Contract concerning joint venture, partnership or limited liability company agreements or arrangements or the sharing of profits, in each case, with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(v)    (A) Any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for money borrowed from a third party, (B) any guarantee of third party obligations, or (C) any letters of credit, performance bonds or other credit support for the Company or any of its Subsidiaries, in each case, that have an outstanding principal amount in excess of $250,000 individually;

(vi)    Each (x) Contract that provides for the ownership of or title to owned real property and (y) lease, rental or occupancy agreement, real property license and other Contract with respect to Leased Real Property;

(vii)    Each Contract pursuant to which the Company or any of its Subsidiaries licenses or is authorized to use or distribute material Intellectual Property of another Person, or which otherwise affects the ability of the Company or any of its Subsidiaries to use any Intellectual Property other than employee invention assignment agreements for the benefit of the Company and/or its Subsidiaries, click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on standard terms to the public generally with license, maintenance, support and other fees less than $100,000 per year;

(viii)    Each Contract pursuant to which the Company or any of its Subsidiaries leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Intellectual Property;

(ix)    Each Contract that restricts in any material respect the Company or any of its Subsidiaries or any of their present or future Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person;

(x)    Each Contract containing any “most favored nations”, exclusivity or similar right or undertaking in favor of any party other than the Company or another Subsidiary of the Company with respect to any goods or services purchased or sold by the Company or any of its Subsidiaries;

(xi)    Each Contract that expressly requires the Company or any of its Subsidiaries to purchase all required goods or services from a third party, or sell a certain portion of its output to a third party;

(xii)    Each Contract granting to any Person a right of first refusal, first offer or any similar right to purchase any material asset owned by or used by the Company or its Subsidiaries;

(xiii)    Each Contract for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of assets, as to which the Company or any of its Subsidiaries has continuing obligations or rights;

(xiv)    Each Contract with any United States federal Governmental Authority;

(xv)    Each Contract that, together with any related Contracts, provides for capital expenditures in excess of $250,000 for any single project or related series of projects;

(xvi)    Each Contract that provides for the employment of any current employee of the Company or any of its Subsidiaries with annual compensation in excess of $250,000, or that contains any change of control payment or similar payment provisions; and

(xvii)    Each Contract related to hedging or similar transactions.

(b)    Except as set forth on Schedule 4.12(b), as of the date of this Agreement, all Material Contracts are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12(b), and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default under any Material Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Material Contract, and (z) as of the date hereof, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).

4.13    Company Benefit Plans.

(a)    Schedule 4.13(a) sets forth each material Company Benefit Plan. “Company Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA), (ii) each employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plan, policy, contract, program, fund or arrangement of any kind, and (iii) any other plan, policy, contract, program, fund or arrangement providing compensation or other benefits to any current or former director, officer or employee, and any trust, escrow or similar agreement related thereto, which, in any case, are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any reasonable expectation of liability, excluding any Multiemployer Plan or plan, program, fund or arrangement sponsored or maintained solely by a Governmental Authority.

(b)    With respect to each material Company Benefit Plan, the Company has delivered or made available to Buyer true, correct and complete copies of (i) each Company Benefit Plan, as amended to date, or, in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the three most recent annual reports on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service, (v) the audited financial statements for the three most recent plan years for which such financial statements are available, (vi) the actuarial valuation reports for the three most recent plan years (if applicable) for which such valuations are available, (vii) all material, non-routine correspondence relating to any Company Benefit Plan between the Company or its Representatives and any Governmental Authority within three years prior to the date hereof that relates to an issue that remains unresolved.

(c)    Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, (i) each Company Benefit Plan has been administered in accordance with its terms and any related documents or agreements and in compliance with all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan have been made; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification or (B) is a preapproved plan that is the subject of a favorable opinion or advisory letter from the Internal Revenue Service, and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status.

(d)    Except as set forth on Schedule 4.13(d), none of the Company nor any of its Subsidiaries participates in or makes or is required to make contributions to or, as of the Closing, will have any other liability or potential liability with respect to a plan which is or was (i) a Multiemployer Plan, (ii) a “multiple employer plan” within the meaning of Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), or (iv) subject to Section 302 or Title IV of ERISA or Code Section 412. Except as would not reasonably to expected to result in material liability to the Company, all contributions required to be made by the Company or any of its Subsidiaries with respect to any Multiemployer Plan have been made.

(e)    Neither the Company nor any member of the Controlled Group has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code. Each Company Benefit Plan to which Section 412 of the Code or Section 302 of ERISA applies satisfies in all material respects the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA. No Company Benefit Plan is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or, except as set forth in Schedule 4.13(e), subject to the limitations of Section 436 of the Code. No Company Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Company Benefit Plan, nor has any lien in favor of any Company Benefit Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA. Neither the Company nor any member of the Controlled Group has been required to provide security to any defined benefit pension plan pursuant to Section 412(c)(4) or 436 of the Code or Section 306 or 307 of ERISA, and there have been no “installment acceleration amounts” as that term is defined in Section 430(c)(7)(C) of the Code. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in all material respects as required under Section 4043 of ERISA, or which, whether or not reported, would reasonably be expected to constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Company Benefit Plan.

(f)    Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, with respect to the Company Benefit Plans or the assets thereof, there are (i) no Actions (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company, threatened, and (ii) to the knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any such Action against any Company Benefit Plan.

(g)    None of the Company, any of its Subsidiaries nor, to the Company’s knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) nor any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Company Benefit Plans which could subject any such Company Benefit Plans, the Company or any of its Subsidiaries to any material liability, penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(h)    The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Subsidiary thereof to any current or former director, manager, officer, employee or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) of the Company or any Subsidiary thereof.

(i)    No Company Benefit Plan provides or represents the obligation to provide post-retirement medical, life or other welfare benefits to any current or terminated employee (or any dependent thereof) of the Company or any of its Subsidiaries other than as required under applicable Law, including pursuant to COBRA, or coverage that does not last more than 30 days following termination.

(j)    Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, all required reports with respect to each Company Benefit Plan have been timely and accurately filed with the Internal Revenue Service, the United States Department of Labor and the Pension Benefit Guaranty Corporation, to the extent applicable, and, to the extent required by applicable Law, provided to participants in the applicable Company Benefit Plan.

(k)    Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in documentary and operational compliance in all material respects with Section 409A of the Code, and no Person has a right to any gross up or indemnification for Taxes imposed under Section 409A of the Code from the Company or any of its Subsidiaries with respect to any such Company Benefit Plan, payment or arrangement subject to Section 409A of the Code.

(l)    The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the classification of employees as exempt or non-exempt from overtime requirements and the payment of wages.

(m)    Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with any employee or other service provider of the Company that would reasonably be expected to result, separately or in the aggregate, in the payment of an amount that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code as a result of the consummation of the transactions contemplated by this Agreement.

(n)    The term “Foreign Plan” shall mean any Company Benefit Plan that is maintained outside of the United States for the benefit of individuals providing services primarily outside the United States. There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Foreign Plan that is required to be registered or meet similar requirements has been registered or has satisfied any applicable similar requirements and has been maintained in good standing with the applicable regulatory authorities.

(o)    (i) All social security returns and social security reports that are required to be filed in relation to employees of the Company and its Subsidiaries and their agents in Italy accurately reflect all social security liabilities of the Company and its Subsidiaries for the periods covered thereby in relation to such employees and agents and (ii) there are no circumstances that would reasonably be expected to result in claims against the Company or its Subsidiaries for the breach of their duties to file such social security returns and reports required to be filed in relation to such employees or agents or to pay the required social security contributions when due.

4.14    Labor and Employment. Except as set forth on Schedule 4.14(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor union agreement with any labor organization applicable to any employees of the Company or any of its Subsidiaries other than any such agreements that apply on a national or industry-wide level. During the three (3) years prior to the date hereof there have not been, and there is not as of the date hereof pending or, to the Company’s knowledge, threatened, any strike, lockout, work stoppage, material union organizing effort or unfair labor practice proceeding filed with any Governmental Authority involving any of the employees of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employees and neither the Company nor any of its Subsidiaries has as of the date hereof received written notice during the past three (3) years of any material violation of any such Laws. Except as set forth on Schedule 4.14(b), (i) none of the current employees of the Company or any of its Subsidiaries set forth in Schedule 1.3(a) has given notice of his or her intent to terminate employment and (ii) no notice of termination has been given to any such employee by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.14(c), there is no pending or, to the Company’s knowledge, threatened charge or complaint of employment discrimination, harassment or violation of any other Law related to employment nor, to the Company’s knowledge, is there any reasonable basis for any such charge or complaint, in each case, that if adversely determined would reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole. To the Company’s knowledge, no employee is subject to any restrictive covenant or any other obligation for the benefit of any third party.

4.15    Taxes. Except as set forth on Schedule 4.15:

(a)    All material Tax Returns required by Law to be filed by the Company and each of its Subsidiaries have been timely and properly filed, taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its Subsidiaries. All such Tax Returns are accurate and complete in all material respects. The Company and each of its Subsidiaries have timely and properly paid all material Taxes required to be paid by them, whether or not shown on such Tax Returns. No material Tax deficiencies for any Taxes that remain unpaid have been asserted in writing against the Company or any of its Subsidiaries.

(b)    The Company and each of its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, equity interest holder, or other third party.

(c)    All material Tax deficiencies that have been claimed, proposed, or asserted in each case in writing by any Governmental Authority against the Company or any of its Subsidiaries have been fully paid, finally settled or withdrawn.

(d)    No deficiency for any material Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied, settled or withdrawn. No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from the Company or any of its Subsidiaries. There are no Liens (other than Permitted Liens) for Taxes on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency that, in either case, remains in effect.

(e)    Since January 1, 2012, no material claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to taxation by that jurisdiction.

(f)    There are no Tax indemnification, Tax allocation or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to be liable after the Closing Date for a material Tax liability of any Person that is neither the Company nor any of its Subsidiaries, other than commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes.

(g)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two years prior to the date of this Agreement.

(h)    Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and Treasury Regulations Section 1.6011-4(b)(2) and that has not been disclosed in accordance with Section 6011 of the Code in the relevant Tax Return of the Company or the relevant Subsidiary.

(i)    Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 or any corresponding or similar provision of state, local or foreign income Tax law (other than, in each case, of as a result of being a member of the affiliated group the common parent of which is the Company) or as a transferee or successor.

(j)    The aggregate material unpaid Taxes of the Company and each of its Subsidiaries (a) did not, as of March 31, 2017, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements and (b) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Company and each of its Subsidiaries in preparing its financial statements and accruing for Tax liabilities.

(k)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) made on or prior to the Closing Date.

Nothing in this Section 4.15 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date or (ii) any Tax positions that Buyer or any of its Affiliates (including the Company and its Subsidiaries) may take in or in respect of a Tax period (or portion thereof) beginning after the Closing Date.

4.16    Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or, after Closing, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

4.17    Insurance. Schedule 4.17(a) contains a true and complete list of all material insurance policies maintained by the Company or any of its Subsidiaries (the “Insurance Policies”), including policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True and complete copies of the Insurance Policies have been made available to Buyer. Except as set forth in Schedule 4.17(b), as of the date of this Agreement, (a) each of the Insurance Policies is in full force and effect, (b) none of the Company or any of its Subsidiaries has received any written notice from any insurer under any Insurance Policies, terminating, canceling or reducing or materially adversely amending any such policy or denying coverage thereunder, (c) all premiums on the Insurance Policies have been timely paid when due, (d) there is no material claim pending regarding the Company or its Subsidiaries under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies and (e) all claims under all such insurance policies have been properly noticed. Neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any of the Insurance Policies which are currently in effect.

4.18    Licenses, Permits and Authorizations. Except as set forth on Schedule 4.18, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), the Company and its Subsidiaries have obtained, and are in material compliance with, all of the material operating licenses, approvals, consents, registrations and permits (collectively, “Permits”) necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, and, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, such Permits are in full force and effect. As of the date hereof, there are no (a) pending material actions, claims, suits or other proceedings at law or in equity or, to the knowledge of the Company, investigations, in each case before or by any Governmental Authority or (b) to the knowledge of the Company, threats by any Governmental Authority or other Person to initiate any of the matters described in clause (a), in each case that would reasonably be expected to result in the revocation or termination of any such Permit that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted.

4.19    Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 4.19, the Company or one of its Subsidiaries owns and has good and marketable title to, or holds valid and enforceable leases or licenses to, all material assets, rights, privileges, machinery, equipment and other tangible property (a) necessary in all material respects to conduct the business of the Company and its Subsidiaries as currently conducted during the past twelve (12) months or (b) reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, in each case of clauses (a) and (b), free and clear of all Liens other than Permitted Liens. The material machinery, equipment and other tangible property owned or leased by the Company and its Subsidiaries, taken as a whole, is in all material respects in good working order and condition, ordinary wear and tear excepted.

4.20    Real Property.

(a)    Schedule 4.20(a) lists, as of the date of this Agreement, all Owned Real Property and all Leased Real Property, including the leases or subleases with respect thereto (the “Real Property Leases”). Except as set forth on Schedule 4.20(a), or except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has good and insurable fee simple title to all Owned Real Property, subject only to any Permitted Liens. With respect to Owned Real Property: (i) neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b)    Except as set forth on Schedule 4.20(b) or except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens, and (ii) neither the Company nor any Subsidiary has received any written notice from any lessor of such Leased Real Property of, nor does the Company or any Subsidiary have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a material default by the party that is the lessee or lessor of such Leased Real Property.

(c)    The Owned Real Property and the Leased Real Property comprises all material real property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

4.21    Intellectual Property.

(a)    Schedule 4.21(a) lists each patent, trademark, service mark or copyright owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or for which trademark, service mark or copyright registrations or issued patents have been obtained, whether in the United States or internationally as of the date of this Agreement. All of the foregoing that have been registered with or issued by a Governmental Authority are subsisting and, to the Knowledge of the Company, valid as of the date of this Agreement. Schedule 4.21(a) further includes a list of all material unregistered trademarks, domain names and social media accounts owned by the Company. Except as set forth on Schedule 4.21(a), and without thereby making a representation or warranty as to non-infringement, the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except where the failure to have such rights would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(b)    Except as set forth on Schedule 4.21(b), or except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, the operations of the Company and its Subsidiaries, including the sale of goods and services, have not previously infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person and are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person. Except as set forth in Schedule 4.21(b), as of the date of this Agreement, the Company and its Subsidiaries have not received from any Person in the past three (3) years any written notice, charge, complaint, claim or other written assertion of any infringement, violation or misappropriation of any Intellectual Property rights of any Person, or notice that it may need or should consider a license to the Intellectual Property rights of any Person.

(c)    To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property rights owned by the Company or any of its Subsidiaries. Within the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any Intellectual Property rights of the Company and its Subsidiaries.

(d)    Except where the failure to have done so would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have entered into confidentiality and non-disclosure agreements with all of their directors, officers, employees, consultants, contractors and agents and any other Person with access to the trade secrets of the Company and its Subsidiaries to protect the confidentiality and value of such trade secrets, and there has not been any breach by any such agreement. The Company and its Subsidiaries use reasonable measures to maintain the secrecy of all the trade secrets of the Company and its Subsidiaries.

(e)    Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, all former and current consultants or contractors to the Company and its Subsidiaries have executed and delivered valid written instruments that assign to the Company or its Subsidiaries all rights to any intellectual property (as defined in such instruments) developed by them in the course of their performing services for the Company and its Subsidiaries. Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, all employees of the Company and its Subsidiaries who participated in the creation or contributed to the conception or development of Intellectual Property of the Company and its Subsidiaries were employees of the Company or its Subsidiaries at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Company or its Subsidiaries. No director, officer, Seller, employee, consultant, contractor, agent or other Representative of the Company and its Subsidiaries owns or, to the Knowledge of the Company, claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by the Company and its Subsidiaries.

(f)    As of the date hereof, no Action is pending or threatened, that: (i) challenges the rights of the Company and its Subsidiaries in respect of any Intellectual Property or the scope of Intellectual Property, (ii) asserts that the operation of the business of the Company and its Subsidiaries is, was or will be infringing or otherwise in violation of any Intellectual Property rights, or is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property or (iii) claims that any default exists under any license for Intellectual Property, in each case that if adversely determined would reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole. None of the Intellectual Property owned by the Company and its Subsidiaries is or, to the Knowledge of the Company, has been subject to any material Order, and the Company and its Subsidiaries have not been subject to any material Order in respect of any Person’s Intellectual Property.

(g)    Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have (i) complied in all material respects with their published privacy policies and contractual obligations with customers and all applicable Laws relating to data privacy, data collection, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Company there has been no material loss, damage, or unauthorized access, use, unauthorized transmission, modification, or other misuse of any such information by the Company and its Subsidiaries or any of its employees or contractors. No Person (including any Governmental Authority) has made any claim, or commenced any Action, or notified the Company and its Subsidiaries of a potential Action or claim, with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by the Company and its Subsidiaries or any of its employees or contractors. Except as would not reasonably be expected to result in a material liability to the Company and its

Subsidiaries, taken as a whole, the Company and its Subsidiaries have in the last three (3) years made all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons required by Laws related to data privacy, data collection, data protection and data security and has filed any required registrations with the applicable data protection authority.

(h)    In the judgment of the Company (i) all Information Systems controlled by the Company and its Subsidiaries are sufficient in all material respects for the conduct of its business as currently conducted and (ii) the Company and its Subsidiaries use commercially reasonable means to protect the security and integrity of all Information Systems controlled by the Company and its Subsidiaries. In the past three (3) years to the Knowledge of the Company there have been no material breaches of the Information Systems controlled by the Company and its Subsidiaries, and the Company and its Subsidiaries are not aware of any virus, Trojan horse, malware that has materially compromised the integrity of the Information Systems.

(i)    Except in each case where the failure to have such rights would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, (i) upon and after the Closing, the Company and its Subsidiaries will own, be licensed or otherwise have the valid right to exploit all Intellectual Property in the possession of the Company and its Subsidiaries as of the Closing Date upon the same terms and subject to the same conditions as exploited by the Company and its Subsidiaries prior to the Closing; and (ii) the Intellectual Property owned by the Company and its Subsidiaries, together with the Intellectual Property that is licensed to the Company and its Subsidiaries, constitutes all of the Intellectual Property necessary to operate the Company’s and its Subsidiaries’ business as it is currently conducted and as proposed to be conducted.

4.22    Environmental Matters. Except as set forth on Schedule 4.22, and except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and have been in compliance with all Environmental Laws. Except as set forth on Schedule 4.22, the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their businesses and their assets (including the use and/or ownership of Owned Real Property and Leased Real Property) and all such Permits are in full force an effect, and the Company and its Subsidiaries are and during the last five (5) years have been in compliance in all material respects with the terms and conditions of such Permits. Except as set forth on Schedule 4.22, there are no claims or notices of violation pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Law. Except as set forth on Schedule 4.22, there has been no release or disposal of any Hazardous Materials at or under the Owned Real Property, the Leased Real Property or any real property previously owned or operated by the Company or any of its Subsidiaries that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.22, to the knowledge of the Company, there is no material Release of any Hazardous Material at, on, under, in, or from any other property that has migrated, or is migrating to, on, or under, or is otherwise threatening any Owned Real Property, Leased Real Property or any real property previously operated or occupied by the Company or any of its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.22, during the past three (3)

years or, during the three (3) years prior to that date if not fully resolved, neither the Company nor any of its Subsidiaries has received written notice from any party alleging that the Company or any such Subsidiary is actually or potentially responsible for the presence or Release of any Hazardous Material at any location, whether at any Owned Real Property, Leased Real Property or otherwise, except for any such Release that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.22, neither the Company nor any of its Subsidiaries is subject to any pending, or to the knowledge of the Company, threatened Action by any Person alleging any actual or threatened injury, harm or damage to any person, property, natural resource or the environment arising from or relating to the actual or alleged exposure to any Hazardous Material or any product sold, marketed, distributed or manufactured by the Company or any of its Subsidiaries that contains, incorporates or utilizes any Hazardous Materials, or to the actual or alleged presence or Release of any Hazardous Materials at, on, under, in, to or from any Owned Real Property or Leased Real Property or in connection with any operations or activities thereat or any facility previously owned, operated or occupied by the Company or any of its Subsidiaries, except for any such Action that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.22, and except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, taken as a whole, none of the Owned Real Property, Leased Real Property, or, to the knowledge of the Company, any facility previously operated or occupied by the Company or any of its Subsidiaries, or any operations or activities at the Owned Real Property or Leased Real Property, or any other operations or activities of the Company or any of its Subsidiaries is subject to any Action, summons or any Lien relating to any Hazardous Materials or Releases thereof or any Environmental Law or violation thereof, or any Environmental Claims. Except as set forth on Schedule 4.22, to the knowledge of the Company, there are no underground storage tanks currently located at any Owned Real Property or Leased Real Property. Except as set forth on Schedule 4.22, neither the Company nor any Subsidiary has assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.

4.23    International Trade Matters. Except as set forth in Schedule 4.23:

(a)    The Company and its Subsidiaries are in compliance, in all material respects, with all applicable International Trade Laws. At no time during the last five years has the Company or any Subsidiary committed any material violation of the International Trade Laws and there are no unresolved questions or claims concerning any material liability of the Company or any Subsidiary with respect to any such laws. Without limiting the foregoing, during the last five years, neither the Company nor any Subsidiary has submitted any disclosures or received any notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual material violation of the International Trade Laws.

(b)    Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, during the last three years, neither the Company, nor any of its Subsidiaries, nor any employees, officers, or directors of the Company and its Subsidiaries, nor any agents or other persons acting for, on behalf of, or at the direction of the Company or any of its Subsidiaries: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any U.S. Governmental Authority, including the Specially Designated Nationals and Blocked Persons List, the list of Foreign Sanctions Evaders, and the Sectoral Sanctions Identifications List, which are maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control; the Denied Persons List and the Entity List, which are maintained by the U.S. Department of Commerce, Bureau of Industry and Security; and the Debarred List, which is maintained by the U.S. Department of State; (ii) has participated in any transaction involving such designated persons or entities, or any country subject to an embargo or substantial restrictions on trade under the U.S. economic sanctions; (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S. export control or economic sanctions laws, regulations, or orders; or (iv) has participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

4.24    Certain Payments. During the prior five (5) years, neither the Company, its Subsidiaries nor any other Person acting on behalf of the Company or any of its Subsidiaries, including any director, officer, agent or employee of the Company or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any government official or employee from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (d) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been timely and accurately recorded in the books and records of the Company; or (e) violated or is in violation, in any material respect, of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any similar Law applicable to the Company or any of its Subsidiaries in any jurisdiction in which it has conducted, or currently conduct, its business (collectively with the FCPA, “Anti-Corruption Laws”), in each case, that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has instituted and maintains policies and procedures designed to ensure compliance with Anti-Corruption Laws, and has complied in all material respects with such policies and procedures.

4.25    Products. During the prior three (3) years and except (a) as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, (b) as set forth in product warranty, product defect or product liability reserves in the balance sheet included in the Interim Financial Statements or (c) as disclosed in Schedule 4.25, all products sold, serviced, leased or distributed by the Company or any of its Subsidiaries have been in conformity with all applicable Laws and all express and applicable implied warranties and representations, and no liability exists for replacement thereof or recall or other damages in connection with such, products, services, leases, sales or deliveries.

4.26    Customers and Suppliers. Schedule 4.26 sets forth a true and complete list of (a) the ten (10) most significant customers (by revenue) of the Company and its Subsidiaries (on a consolidated basis) for the twelve (12) month period ending on the date of the Reference Balance Sheet (the “Material Customers”), and (b) the ten (10) most significant suppliers (by spend) of raw materials, supplies, merchandise, other goods or services to the Company and its

Subsidiaries (on a consolidated basis) for the twelve (12) month period ending on the date of the Reference Balance Sheet (the “Material Suppliers”). Neither the Company nor any of its Subsidiaries has, as of the date of this Agreement, received any written notice that (i) a Material Customer has ceased, or will cease, to use or purchase the products, equipment, goods or services of the Company or its Subsidiary, as the case may be, or (ii) has substantially reduced, or will substantially reduce, the use or purchase of such products, equipment, goods or services at any time. Neither the Company nor any of its Subsidiaries has, as of the date of this Agreement, received any written notice that a material Supplier will not sell raw materials, supplies, merchandise, other goods or services to the Company or its Subsidiaries on terms and conditions substantially similar to those used in its current sales, subject only to general and customary price increases.

4.27    Absence of Certain Developments. Since the date of the Reference Balance Sheet, there has not been any Material Adverse Effect. Since the date of the Reference Balance Sheet, except as disclosed on the applicable subsection of Schedule 4.27, no action has been taken by the Company or any of its Subsidiaries that, if taken between the date of this Agreement and the Closing Date, would require Buyer’s consent pursuant to Section 6.1(a)(i)-(xi).

4.28    Affiliate Matters. Except (a) as set forth on Schedule 4.28, (b) for Contracts relating to Company Benefit Plans, (c) for Contracts relating to the issuance of the Company’s equity interests with any directors, officers or employees of the Company or any of its Subsidiaries and (d) for Contracts between or among the Company and its Subsidiaries, none of the Company or any of its Subsidiaries is party to any material Contract with any (i) present or former officer or director of the Company or any of its Subsidiaries or (ii) any Affiliate of the Company.

4.29    Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL), or any comparable anti-takeover provision of the Company’s Organizational Documents, is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

4.30    No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the Schedules to this Agreement, Buyer and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

5.1    Corporate Organization. Each of Buyer and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Buyer and Merger Sub is duly licensed or qualified to do business and (where applicable) in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub.

5.2    Due Authorization. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and subject to the consents, approvals, authorizations and other requirements described in Section 5.5) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Buyer and Merger Sub, and no other corporate proceeding on the part of Buyer or Merger Sub is necessary to authorize this Agreement and the transactions contemplated hereby (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and Holder Representative) this Agreement constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.

5.3    No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby do not and will not as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or Merger Sub is subject or by which any property, asset or right of Buyer or Merger Sub is bound, (b) conflict with, or require any approval or consent under, the certificate of incorporation, bylaws or other Organizational Documents of Buyer or any Subsidiary of Buyer (including Merger Sub), or (c) violate any provision of or result in a breach of any Contract to which Buyer or any Subsidiary of Buyer (including Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including Merger Sub) may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties, assets or rights of Buyer or any Subsidiary of Buyer (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (b) would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4    Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub which, if determined adversely, would reasonably be expected to have a Buyer Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Buyer or Merger Sub which would reasonably be expected to have a Buyer Material Adverse Effect.

5.5    Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Merger Sub with respect to Buyer or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, and (c) as otherwise disclosed on Schedule 5.5.

5.6    Financial Ability. Buyer and Merger Sub have, and will have at the Closing, cash on hand and/or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Merger Consideration at Closing, (b) effecting the repayment or refinancing of all Funded Debt of the Company as of the Closing Date and (c) paying all related fees and expenses. Neither Buyer nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.

5.7    Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

5.8    Solvency; Surviving Corporation After the Merger. Neither Buyer nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Buyer, the Surviving Corporation and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they mature or become due.

5.9    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Buyer and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective Representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Buyer nor Merger Sub has relied on any representation, warranty or other statement of the Company or any of its Affiliates, or any of its or their respective Representatives), beyond those expressly given in Article IV (as modified by the Schedules), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement (as modified by the Schedules). Except as otherwise expressly set forth in this Agreement, each of Buyer and Merger Sub understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article IV (as modified by the Schedules), with all faults and without any other representation or warranty of any nature whatsoever.

5.10    Acquisition of Interests for Investment. Each of Buyer and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Each of Buyer and Merger Sub confirms that the Company has made available to Buyer and Merger Sub and Buyer’s and Merger Sub’s Representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and each of Buyer and Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Buyer understands and agrees that common stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

ARTICLE VI.

COVENANTS OF THE COMPANY

6.1    Conduct of Business.

(a)    From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1, as contemplated by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to (i) operate its business in the ordinary course and substantially in accordance with past practice, including by using its commercially reasonable efforts to preserve the present business operations, organization, and goodwill of the Company and its Subsidiaries, as well as relationships with customers and suppliers of the Company and its Subsidiaries and (ii) keep available the services of the current officers and other key employees of the Company (except with respect to termination for cause and voluntary resignations). Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1 or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise expressly contemplated by this Agreement:

(i)    (A) change or amend the Organizational Documents of the Company or any of its Subsidiaries, except as otherwise required by Law; or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company or any of its Subsidiaries;

(ii)    make or declare any dividend or distribution to the stockholders of the Company;

(iii)    materially modify or terminate (excluding any renewal or expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12(a) or any material insurance policy listed on Schedule 4.17;

(iv)    sell, assign, transfer, convey, lease, license, pledge, encumber or otherwise dispose of any material assets, properties or rights, except (A) pursuant to existing Contracts, (B) for sales of products in the ordinary course of business consistent with past practice or (C) for sales of assets, properties or rights that do not exceed $250,000 on an individual basis or $500,000 in the aggregate;

(v)    except as otherwise required by Law or existing Contracts or Company Benefit Plans, (A) grant any material severance or material termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date of this Agreement) or material retention or material change in control bonus, in any case, which could become due and payable after the Closing Date; (B) hire any executive officers or any other individual employee whose annual base compensation will exceed $150,000, or terminate any such person other than terminations for cause; (C) adopt, enter into or amend any Company Benefit Plan or any individual employment or consulting agreement in a manner that would materially increase Buyer’s liabilities with respect thereto; or (D) enter into any labor or collective bargaining agreement;

(vi)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, or enter into any agreement with respect to the foregoing;

(vii)    make any material loans, capital contributions or advances of money to any Person (other than the Company and its Subsidiaries), except for loans or advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;

(viii)    (A) make, change or rescind any material Tax election (other than any initial Tax election made in the ordinary course of business), settled or compromise any material Tax liability, enter into a material Tax allocation, Tax sharing or Tax indemnification Contract, file a material amended Tax Return, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, in each case, to the extent such action could reasonably be expected to adversely affect Buyer or the Company and its Subsidiaries with respect to any taxable period (or portion thereof) beginning after the Closing Date or (B) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

(ix)    settle or compromise any Action for amounts in excess of any reserve set forth in the Reference Balance Sheet with respect to such Action or that includes any ongoing obligation;

(x)    except for drawdowns of credit facilities outstanding as of the date hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or guarantee any debt securities of another Person, in each case in excess of $250,000; or

(xi)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

(b)    Nothing contained in this Agreement shall give, or be deemed to give, Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

6.2    Access to Information; Cooperation. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense and shall be subject to any restrictions in leases for Leased Real Property; provided, further, that Buyer and its representatives shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property prior to Closing, including sampling of soil, groundwater, surface water, building materials, or air emissions or wastewater discharges. All information obtained by Buyer, Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement. The Company and its Subsidiaries shall use commercially reasonable efforts to assist Buyer in obtaining title insurance for any Owned Real Property (at Buyer’s sole cost and expense), including, for example, providing information as reasonably necessary by Buyer’s title company to issue such title policies. The Company shall reasonably cooperate in a timely manner and direct its auditors to reasonably cooperate in a timely manner with Buyer in the preparation of the financial statements for Form 8-K and/or Form 8-K/A required to be filed by Buyer in connection with the Merger and the other transactions contemplated by this Agreement.

6.3    HSR Act and Foreign Antitrust Approvals.

(a)    In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to), (i) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. The Company shall use its reasonable best efforts to (x) obtain early termination or expiration of the applicable waiting period under the HSR Act; (y) substantially comply with any Antitrust Information or Document Requests; and (z) cooperate with the Buyer in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority.

(b)    The Company shall use its reasonable best efforts to furnish to the Buyer all information reasonably required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with Company’s prior filings; provided that, in providing such documents, the Company may take reasonable measures to protect its confidential business information).

(c)    To the extent permitted by applicable Law, the Company shall promptly inform the Buyer of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. The Company shall not independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the Buyer prior notice of the meeting to the extent practicable and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Company shall consult and cooperate with the Buyer in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company relating to proceedings under any Competition Laws.

6.4    Termination of Certain Agreements. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Contract listed on Schedule 6.4 to the extent such Contract will not terminate in accordance with its terms in connection with the transactions contemplated by this Agreement.

6.5    Section 280G. The Company shall (a) use commercially reasonable efforts to solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who has a right to receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that the deduction with respect to such individual’s remaining payments and/or benefits, if any, shall not be limited by the application of Section 280G and any regulations issued thereunder and (b) prior to the Closing Date, with respect to each “disqualified individual” who executes such a waiver submit for a vote by its stockholders (in accordance with Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. At least three (3) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Buyer for its review and will consider in good faith Buyer’s reasonable comment thereon. If any of the Waived 280G Benefits fail to be approved pursuant to the above stockholder vote, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably acceptable to Buyer that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.5 and that either (i) the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

6.6    Non-Solicit. For a period of 24 months after the Closing Date, the Holder Representative shall not, and shall cause its Affiliates to not, directly or indirectly, (a) hire, solicit or recruit for employment any individual identified on Schedule 6.6 or (b) induce, persuade or encourage any such person, to terminate such person’s position or agreement with Buyer, the Company, any of its Subsidiaries or any Affiliate of Buyer. Notwithstanding the foregoing, this Section 6.6 shall not (i) prohibit the Holder Representative or its Affiliates from making general solicitations for employment that are not specifically targeted at any of the Persons referred to in clause (a) above, (ii) hiring, soliciting or recruiting any such person who responds to solicitations described in clause (a) above or (iii) apply to, or restrict in any manner, any portfolio company of the Holder Representative or any of its Affiliates.

6.7    Exclusivity. Until such time as this Agreement shall be terminated pursuant to Section 10.1, neither the Holder Representative nor the Company shall, and they shall direct their respective Affiliates and Representatives not to, directly or indirectly (a) solicit, initiate, encourage, or facilitate the initiation or submission of, any inquiries, discussions or proposals regarding, (b) continue, propose or enter into, or participate in any negotiations or discussions, with respect to, (c) provide any nonpublic information concerning the Company or its Subsidiaries to any Person (other than Buyer or any of its Representatives) for the purpose of making, evaluating or determining whether to make, or pursue, any inquiries, discussions or proposals with respect to, or (d) authorize, consider, propose or enter into any confidentiality agreement, term sheet, letter of intent, purchase agreement or other agreement, arrangement or written understanding relating to, in each case, an Alternative Transaction. For purposes of this Section 6.7, an “Alternative Transaction” means any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) concerning (i) a merger, consolidation, recapitalization, share exchange or other business transaction involving the Company or any of its Subsidiaries (ii) the issuance of or acquisition of equity securities of the Company or any of its Subsidiaries, (iii) the sale, lease, exchange or other disposition of any material portion of the assets or properties of the Company or any of its Subsidiaries or (iv) any similar transaction involving a change of control of the Company or any of its Subsidiaries. On and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations conducted prior to the date of this Agreement with any Persons (other than Buyer) with respect to any of the foregoing.

ARTICLE VII.

COVENANTS OF BUYER

7.1    HSR Act and Foreign Antitrust Approvals.

(a)    In connection with the transactions contemplated by this Agreement, Buyer shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Buyer shall substantially comply with any Antitrust Information or Document Requests.

(b)    Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Buyer shall, and shall cause its Affiliates to, (i) use reasonable best efforts to comply at the earliest practicable date with any Antitrust Information or Document Requests and (ii) cooperate with the Company in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. Buyer shall use its reasonable best efforts to furnish to the Company and the Holder Representative all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with Buyer’s prior filings; provided that, in providing such documents, Buyer may take reasonable measures to protect its confidential business information). Buyer shall promptly inform the Company and the Holder Representative of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Buyer shall not independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without, to the extent practicable, giving the Company and the Holder Representative prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, Buyer will consult and cooperate with the Company and the Holder Representative in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Buyer relating to proceedings under the HSR Act and any similar foreign Law.

(c)    In furtherance and not in limitation of the actions and obligations described in Section 7.1(b), Buyer shall resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act and any similar foreign Law. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this

Agreement as in violation of the HSR Act or any similar foreign Law, Buyer shall use its reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Buyer and the Company decide that litigation is not in their respective best interests.

(d)    Buyer further agrees that it shall, to the extent necessary to obtain the waiver or consent from any Governmental Authority required to satisfy the conditions set forth in Section 9.1(a) or Section 9.1(b), as applicable, or to avoid the entry of or have lifted, vacated or terminated any Law enacted, entered, promulgated, enforced or issued by any Governmental Authority restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the transactions contemplated by this Agreement, the sale, divestiture or disposition of any assets or businesses of the Company or any of its Subsidiaries and/or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); (ii) terminate any existing relationships and contractual rights and obligations; (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of the Company or any of its Subsidiaries and/or any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii) and (iii) of this Section 7.1(d)) necessary to vacate, modify or suspend such injunction or order. Notwithstanding anything to the contrary herein, Buyer’s obligations under this Section 7.1 shall be absolute and not qualified by “commercially reasonable efforts.”

(e)    Buyer shall be solely responsible for and pay all fees required under the HSR Act and any other applicable foreign antitrust or competition Laws.

7.2    Indemnification and Insurance.

(a)    From and after the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Organizational Documents in effect on the date of this

Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Buyer shall cause the Surviving Corporation and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)    For a period of six (6) years from the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Buyer or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time (the “Tail Policy”) (it being understood that the purchase by Buyer or any of its Subsidiaries, and the maintenance for such six-year period following the Closing by the Surviving Corporation, of such Tail Policy will satisfy Buyer’s obligation under this Section 7.2(b)), and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof; provided, further, that payment for insurance coverage provided by such Tail Policy shall not exceed 250% of the annual premium paid as of the date hereof by the Company.

(c)    The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.2 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by Buyer, the Surviving Corporation or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, by-laws, partnership agreement, operating agreement, indemnification agreement or other document or agreement and/or pursuant to this Section 7.2 (any of the foregoing, an “Indemnification Obligation”), and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., Buyer’s, the Surviving Corporation’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the

Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary), and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Surviving Corporation or its Subsidiaries or Buyer must perform its expense advancement and reimbursement, and indemnification obligations, under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from Buyer or the Surviving Corporation or its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against Buyer, the Surviving Corporation or its Subsidiaries, and Buyer or the Surviving Corporation or its Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by Buyer or the Surviving Corporation or its Subsidiaries under any Indemnification Obligation.

(d)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving Corporation. In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

7.3    Employment Matters.

(a)    Buyer agrees that for a period of twelve (12) months after the Closing Date, Buyer shall provide (or cause the Surviving Corporation to provide) each employee of the Company or its Subsidiaries immediately prior to the Closing who continues in the employ of Buyer, the Surviving Corporation or any of their Subsidiaries following the Closing Date (a “Continuing Employee”) (i) an annual base salary at least equal to the Continuing Employee’s annual base salary in effect immediately prior to the Closing Date, (ii) long and short term cash incentive compensation opportunities that have a target value at least equal to the Continuing Employee’s target long and short term cash incentive compensation opportunities in effect immediately prior to the Closing Date, and (iii) welfare benefits that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately prior to the Closing Date, in each case, excluding (I) equity and equity-like compensation and (II) the Long-Term

Incentive Agreements. This Section 7.3 shall not limit the obligation of Buyer, the Surviving Corporation or their Subsidiaries to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract or applicable Law, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable Law.

(b)    From and after the Closing, Buyer shall give each Continuing Employee full credit for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies and vesting (other than benefit accrual under any defined benefit plans except as required by ERISA) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (other than with respect to any equity incentive plan or program) provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries and made available to Continuing Employees for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service.

(c)    Buyer shall (i) for the period of twelve (12) months after the Closing Date, waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the health and welfare plans of the Company and its Subsidiaries, in each case, immediately prior to the Closing, and (ii) give full credit under the health and welfare plans of Buyer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums or out-of-pocket maximums, in each of clause (i) and (ii), as if there had been a single continuous employer.

(d)    If any Continuing Employee’s employment terminates on or after the Closing in a manner that results in such Continuing Employee ceasing to be eligible to receive, or otherwise not receiving, all or any portion of a Post-Closing LTIP Payment pursuant to the Continuing Employee’s Long-Term Incentive Agreement (a “Forfeited LTIP Payment”), within five (5) Business Days of such employment termination, Buyer shall provide written notice to the Holder Representative of the name of the Continuing Employee whose employment so terminated and the amount of the corresponding Forfeited LTIP Payment. Buyer shall pay to the remaining LTIP Participants, Pre-Closing Holders of In the Money Options and Holder Representative an amount equal to 60% of the Forfeited LTIP Payment (the “Supplemental LTIP Amount”) as set forth in this Section 7.3(d). Within ten (10) Business Days following the date that is six (6) months after the Closing Date, the Holder Representative will deliver to Buyer a complete and accurate schedule (the “Supplemental Payment Schedule”) setting forth the portion of the Supplemental LTIP Amount (the “Supplemental LTIP Payment”) to be paid to each current and former employee of the Company or its Subsidiaries who is party to a Long-Term Incentive Agreement (the “LTIP Participants”) and the portion of the Supplemental LTIP Amount (the “Supplemental Option Payment”) to be paid to each Pre-Closing Holder in respect of the Pre-Closing Holder’s In the Money Options. Buyer shall be entitled to rely on the Supplemental Payment Schedule. Within five (5) Business Days following receipt of the Supplemental Payment Schedule, Buyer shall cause to be paid (x) to the LTIP Participants, the Supplemental LTIP Payments, less applicable Tax withholdings, in accordance with the Supplemental LTIP Schedule, (y) to the Pre-Closing Holders of In the Money Options, the Supplemental Option Payments, less applicable Tax withholdings, in accordance with the Supplemental LTIP Schedule and (z) to the Holder Representative an amount (the “Supplemental Stockholder Amount”) equal to the Supplemental LTIP Amount less the sum of all Supplemental LTIP Payments and Supplemental Option Payments required to be paid to LTIP Participants and Pre-Closing Holders of In the Money Options under the foregoing clauses (x) and (y). Promptly following the Holder Representative’s receipt of the Supplemental Stockholder Amount, the Holder Representative shall deliver to each Pre-Closing Holder the portion of the Supplemental Stockholder Amount payable to such Pre-Closing Holder in respect of the Pre-Closing Holder’s Preferred Shares and Common Shares. Prior to the Closing, and subject to Buyer’s review and approval of the necessary agreements or documentation (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall take all action reasonably necessary to establish a rabbi trust as required by the Long-Term Incentive Agreements. Buyer and the Holder Representative shall cooperate in good faith to effect the provisions of this Section 7.3(d), including promptly providing each other with such information as is reasonably requested by the other in order to permit the performance of their respective obligations under this Section 7.3(d).

(e)    No provision in this Section 7.3, whether express or implied, shall (i) create any third party beneficiary or other rights in any employee or former employee of the Company (including any beneficiary or dependent thereof), any other participant in any Company Benefit Plan or any other Person; (ii) create any rights to continued employment with Buyer, the Company, the Surviving Corporation or any of their Subsidiaries or in any way limit the ability of Buyer, the Company, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Company Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Buyer, the Company, the Surviving Corporation or any of their Subsidiaries or Affiliates.

7.4    Retention of Books and Records. Buyer shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at the Holder Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. To the extent Buyer or the Company proposes to destroy or dispose of any such books, ledgers, files, reports, plans, operating records or any other material documents at the end of such seven (7)-year period, Buyer shall first offer, in writing at least ninety (90) days prior to such proposed destruction or disposition, to surrender all or any portion of such records to the Holder Representative, the Holder Representative shall then have the right, by written notice to Buyer delivered within 15 days after receiving notice from Buyer, to cause any such records to be delivered to it upon request and Buyer shall provide all reasonable assistance requested by the Holder Representative in connection therewith.

7.5    Contact with Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the employees, customers, potential customers, suppliers, distributors or licensors of the Company or the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or the Company’s Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Holder Representative.

ARTICLE VIII.

JOINT COVENANTS

8.1    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Buyer, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.

8.2    Escrow Agreement. Each of the Company, the Holder Representative, Buyer and Merger Sub shall execute and deliver to one another, at the Closing, the Escrow Agreement in the form attached hereto as Annex D (the “Escrow Agreement”).

8.3    Stockholder Approval. Promptly after the execution and delivery of this Agreement, the Company shall deliver to Buyer the written consent of holders of at least a majority of the shares of Voting Common Stock, voting as a single class together with the holders of the outstanding shares of Preferred Stock on an as-converted to Voting Common Stock basis, to adopt this Agreement and approve the Merger and the transactions contemplated hereby (the “Merger Consent”), which Merger Consent shall have been obtained in accordance with, and shall comply with, the DGCL and the Company’s certificate of incorporation and bylaws. As soon as reasonably practicable after the Merger Consent is obtained, the Company shall provide the stockholders of the Company with written notice of the Merger Consent and its effectiveness in accordance with the DGCL and the Company’s certificate of incorporation and bylaws, together with any disclosures required by applicable Law (which disclosures shall comply with applicable Law), and shall notify all stockholders of the Company that did not sign a Merger Consent that the drag-along rights under the Stockholder Agreement have been exercised in connection with the transactions contemplated by this Agreement, and that such stockholders are required to comply with the terms thereof (the “Information Statement”). The Company shall offer Buyer the opportunity to review and comment upon any information contained in the Information Statement prior to its being delivered to stockholders of the Company. Immediately following the execution and delivery this Agreement, Buyer, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the related transactions contemplated hereby in accordance with the DGCL and Buyer’s and Merger Sub’s Organizational Documents.

8.4    Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

8.5    Tax Matters.

(a)    Buyer shall be responsible for and shall pay all Transfer Taxes, and Buyer shall prepare and file all necessary Tax Returns and other required documentation relating to such Transfer Taxes in accordance with applicable Law. To the extent reasonably requested by Buyer, each other party to this Agreement shall cooperate in the filing and join in the execution of any such Tax Returns and other required documentation.

(b)    After the Closing, the Holder Representative and Buyer shall each provide the other (or cause the other to be provided) with reasonable access to all relevant documents, data and other information, properties, books, records and employees to the extent reasonably necessary for the purpose of preparing and filing Tax Returns, responding to any investigation, audit or inquiry with respect to Taxes by any Governmental Authority or replying to any third party or Governmental Authority claim or demand concerning the Surviving Corporation, its Subsidiaries or their respective predecessors. Each such party shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of any Taxes and such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such matters and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)    Buyer agrees not to take or permit the Company or any of its Subsidiaries to take any action outside the ordinary course of business on the Closing Date after the Closing, file any Tax Return inconsistent with past practices or take any other action that is not contemplated by this Agreement, in each case that would increase the liability for Taxes taken into account in the calculation of Closing Date Net Working Capital.

(d)    For purposes of determining Tax liabilities and assets of the Company and its Subsidiaries in the calculation of Closing Date Net Working Capital for a Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, determined as though the taxable period of the Company or relevant Subsidiary, as applicable, terminated at the end of the day on the Closing Date. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period”, a “tax period”, or a “taxable period” shall mean such accounting period and not such Privilege Period.

(e)    At or prior to the Closing, the Company shall deliver to Buyer a certificate prepared in accordance with Treasury Regulation Section 1.897-2(h), certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and a notice to the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Buyer; provided that, if the Company fails to deliver such a certificate, Buyer’s sole recourse for such failure shall be to make an appropriate withholding to the extent required pursuant to Section 1445 of the Code.

8.6    Guarantees. Schedule 8.6 contains a description of a Sponsor Guarantee that may be outstanding as of the date hereof and the maximum amount guaranteed thereunder. Prior to the Closing Date, if such Sponsor Guarantee is outstanding, the Company and Buyer shall cooperate and shall use their respective commercially reasonable efforts to terminate, or, if the parties are unable to so terminate, use their respective commercially reasonable efforts to cause Buyer or one of its Subsidiaries to be substituted in all respects for the Holder Representative or any of its applicable Affiliates in respect of all obligations of the Holder Representative or such Affiliate under such Sponsor Guarantee on the Closing Date such that the Holder Representative or such applicable Affiliate shall have no liability with respect to such Sponsor Guarantee on or after the Closing Date. Following the Closing, Buyer shall indemnify, defend and hold harmless, the Affiliate of the Holder Representative identified on Schedule 8.6 from and against any and all payments required to be made by such Person pursuant to and in accordance with the Sponsor Guarantee to the beneficiary thereof.

8.7    Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS

9.1    Conditions to Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)    All applicable waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

(b)    All other necessary Permits, approvals, clearances, and consents of or filings with the Antitrust Authorities listed on Schedule 9.1(b) shall have been procured or made, as applicable.

(c)    There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger.

(d)    The Requisite Stockholder Approval shall have been obtained.

9.2    Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Sub:

(a)    (i) The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the representations set forth in Section 4.7) shall be true and correct on and as of the Closing Date as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been so true and correct on and as of such date), except for breaches or inaccuracies that would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, Material Adverse Effect and similar qualifiers set forth in such representations and warranties shall be disregarded), (ii) the representations and warranties contained in Section 4.6 shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been so true and correct on and as of such date), except for de minimis changes or changes arising as a result of actions permitted to be taken in accordance with Section 6.1, (iii) the representations and warranties contained in Section 4.7 shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects on and as of such date), and (iv) the Company Fundamental Representations (other than the representations in Section 4.6 (which are addressed in clause (ii) hereof)) shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been so true and correct on and as of such date).

(b)    Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.

(c)    The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)    Since the date of this Agreement, no change, event or circumstance shall have occurred, and is continuing, that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)    The Company shall have delivered to Buyer the deliveries contemplated in Section 2.6(a).

9.3    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    Each of the representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been so true and correct on and as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of the Buyer or Merger Sub to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

(b)    Each of the covenants of Buyer and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects.

(c)    Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)    Buyer shall have delivered to the Company the deliveries contemplated in Section 2.6(b).

9.4    Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Buyer or Merger Sub, on the other hand, respectively, to comply with its obligations under this Agreement, including under Section 8.1.

ARTICLE X.

TERMINATION/EFFECTIVENESS

10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by mutual written consent of the Holder Representative and Buyer;

(b)    prior to the Closing, by written notice to the Company from Buyer if:

(i)    there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of time equal to the later of (x) thirty (30) days after receipt by the Company of notice from Buyer of such breach and (y) the Closing Date, but, in each case, only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii)    the Closing has not occurred on or before March 31, 2018 (subject to (A) Section 12.15 and (B) the proviso to this clause (ii), the “Termination Date”), unless Buyer’s or Merger Sub’s breach is the primary reason for the Closing not occurring on or before such date, provided, however, that if the conditions set forth in Section 9.1(a) or 9.1(b) (or, with respect to matters addressed in such Sections, Section 9.1(c)) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be automatically extended to a date not beyond June 30, 2018; or

(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(iv)    if the Company fails to deliver the Merger Consent by the close of business on the date hereof; or

(c)    prior to the Closing, by written notice to Buyer from the Company if:

(i)    (A) there is any breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of time equal to the later of (x) thirty (30) days after receipt by Buyer of notice from the Company of such breach and (y) the Closing Date, but, in each case, only as long as Buyer continues to use its reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (2) Buyer or Merger Sub has failed to consummate the transactions contemplated by this Agreement within one (1) Business Day following the date the Closing should have occurred pursuant to Section 2.3;

(ii)    the Closing has not occurred on or before the Termination Date (as may be extended pursuant to

Section 10.1(b)(ii)), unless the Company’s breach is the primary reason for the Closing not occurring on or before such date; or

(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

10.2    Effect of Termination. Except as otherwise set forth in this Section 10.2 or in Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, employees, officers, directors or stockholders, other than liability of the Company, Buyer or Merger Sub, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination. In determining losses or damages recoverable upon termination by a party hereto (or, subject to Section 10.3, the Termination Date Holders) for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party or, in the case of the Company, the holders of Preferred Stock, Common Stock and Options (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such party or, as provided in Section 10.3, the Termination Date Holders in respect of shares of Preferred Stock, Common Stock and, to the extent applicable, Options, as the case may be. The provisions of Sections 10.2, 10.3, Articles XI and XII and the Confidentiality Agreement, shall survive any termination of this Agreement.

10.3    Entitlement to Damages.

(a)    The parties hereto acknowledge and agree that, in the event of a termination of this Agreement, to the extent Buyer or the Merger Sub are required to pay damages pursuant to this Article X in an amount that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Holder Damages”) represents an amount of damages payable in respect of losses suffered by the Termination Date Holders in respect of shares of Preferred Stock, Common Stock and, to the extent applicable, Options. Accordingly, in the event that damages are payable pursuant to this Article X, the Holder Representative shall, in its sole and absolute discretion, determine the extent, if any, to which such damages constitute Holder Damages, and Buyer or the Merger Sub, as applicable, shall pay such Holder Damages to the Holder Representative, for the account of, and as agent to, the Termination Date Holders, to one or more accounts designated in writing by the Holder Representative.

(b)    On or prior to the date the Holder Damages are paid to the Holder Representative in accordance with Section 10.3(a), or as promptly as practicable thereafter, the Board of Directors of the Company will determine in good faith which, if any, Options which shall have vested on or before the Termination Date should be deemed to be “Damaged Options” for the purposes of determining the Termination Date Holders and each Termination Date Holder’s Termination Percentage. For the purposes of this Agreement, each Person who holds one or more shares of Preferred Stock, Common Stock or Damaged Options as of 11:59 p.m. (Eastern time) on the date on which this Agreement is terminated shall be deemed to be a “Termination Date Holder”.

(c)    Promptly after the later of (i) the determination in accordance with Section 10.3(b) of which, if any, Options are Damaged Options and (ii) the payment of the Holder Damages to the Holder Representative in accordance with Section 10.3(a), the Holder Representative shall distribute the Holder Damages, first to the Termination Date Holders of shares of Preferred Stock, in respect of such shares of Preferred Stock, an amount equal to the aggregate Accruing Dividends (as defined in the Company Certificate of Incorporation) accrued on such shares of Preferred Stock as of the Termination Date and then (to the extent of any remaining Holder Damages), to the Termination Date Holders, pro rata in accordance with their respective Termination Percentages, subject to any applicable withholding; provided, however, that payment of any Holder Damages in respect of a Damaged Option granted to a Termination Date Holder who was an employee or independent contractor of the Company or any of its Subsidiaries subject to Section 409A of the Code at any time during the taxable year of such employee or independent contractor in which such Damaged Option was granted shall in all events be subject to the Termination Date Holder’s continued employment with the Company or its Subsidiaries through the date on which Holder Damages are distributed and any Holder Damages not distributed with respect to a Damaged Option by reason of this proviso (such a Damaged Option, an “Excluded Damaged Option”) shall be distributed among all other Termination Date Holders pro rata in accordance with their respective Termination Percentages as determined without regard to any Excluded Damaged Options. For the purposes of this Agreement, “Termination Percentage” means, with respect to any Termination Date Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of shares of Common Stock held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, (B) the number of shares of Common Stock issuable upon the conversion of all Preferred Shares held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement (assuming that, as of such time, no Accruing Dividends (as defined in the Company Certificate of Incorporation) are outstanding and unpaid with respect to such Preferred Shares) and (C) the number of shares of Common Stock issuable upon the exercise in full of any Damaged Options held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, divided by (y) the sum of (i) the aggregate number shares of Common Stock held by all holders as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, plus (ii) the aggregate number of shares of Common Stock issuable upon the conversion of all Preferred Shares held by all holders of Preferred Stock as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement (assuming that, as of such time, no Accruing Dividends (as defined in the Company Certificate of Incorporation) are outstanding and unpaid with respect to such Preferred Shares), plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Damaged Options held by all holders as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement.

(d)    Notwithstanding anything to the contrary in this Section 10.3, claims for Holder Damages shall be brought solely by the Holder Representative, on behalf of and as agent to the Termination Date Holders, and no holder of Preferred Stock, Common Stock or Options shall be entitled to assert a claim for Holder Damages, and no holder of Preferred Stock, Common Stock or Options shall be a third party beneficiary with respect thereto.

(e)    The Company, Buyer and Merger Sub acknowledge and agree that the agreements contained in Section 10.2 and this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Merger Sub nor the Company would enter into this Agreement.

ARTICLE XI.

HOLDER REPRESENTATIVE

11.1    Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Preferred Stock, the Common Stock and the Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated R/C Hudson Holdings, L.P. as the initial Holder Representative, and approval of this Agreement by the holders of Preferred Stock and Common Stock shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination) (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Preferred Stock or Common Stock or any of the holders of Options.

11.2    Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Preferred Stock, Common Stock or Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Representative Expenses and to pay such Holder Representative Expenses in accordance with Section 3.5, (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders and (iii) in connection with a termination of this Agreement, determine the Holder Damages, if any, and collect and distribute (and withhold from, if applicable) such Holder Damages in accordance with Section 10.3. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to Buyer, the Company or any holder of Preferred Stock, Common Stock or Options, or any Termination Date Holder, with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Sections 3.5 or 10.3 and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. Buyer shall be entitled to rely upon, and shall have no liability of any kind or nature to any Pre-Closing Holders in reliance on the grant of authority under this Article XI in respect of, any act or decision of, or instruction by, or any document or other paper delivered by, the Holder Representative on behalf of the Pre-Closing Holders. Buyer shall have no liability of any kind or nature in connection with any dispute or controversy among the Pre-Closing Holders in connection with this Agreement or the transactions contemplated hereby. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Sections 3.5 or 10.3, released from the Escrow Funds for the benefit of Pre-Closing Holders and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 3.5 exceed the Holder Representative Expenses, prior to the final release of the Escrow Funds, the Holder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement to the Pre-Closing Holders as Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount become part of the Escrow Funds or otherwise become payable to Buyer.

ARTICLE XII

MISCELLANEOUS

12.1    Survival of Representations, Warranties and Covenants. None of the representations or warranties or the covenants or agreements contained in this Agreement, or in any certificate delivered by any of the parties hereto at Closing, shall survive the Effective Time (other than the covenants set forth in Articles II, III, XI and XII and Sections 6.4, 6.6, 7.2, 7.3, 7.4, 8.4, and 8.5). In furtherance of the foregoing, Buyer and Merger Sub hereby waive, from and after the Closing, to the fullest extent permitted under applicable Law (other than claims arising from Fraud), any and all rights, claims and causes of action it may have against the Company or any of the persons described in the last sentence of Section 12.16 (with respect to the Company) relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. Without limiting the generality of the foregoing:

(a)    except with respect to claims arising from Fraud, Buyer and Merger Sub hereby waive any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

(b)    after the Closing Date, none of the Buyer, Merger Sub or their respective Affiliates may seek the rescission of the transactions contemplated by this Agreement;

(c)    the provisions of and the limitation of remedies provided in this Section 12.1 were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Merger Consideration;

(d)    the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement (except with respect to claims arising from Fraud);

(e)    the parties hereto hereby agree that no party hereto shall have any remedies or causes of action (whether in contract or in tort (including negligence or strict liability)) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement; and

(f)    the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

12.2    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

12.3    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

If to Buyer or Merger Sub, to:

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, Texas 77381

Attention:     Robert H. Wolfe, General Counsel & Secretary

Fax:    (281) 296-4055

Email:    robert.wolfe@chartindustries.com

with copies to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention:    Patrick J. Leddy

Fax:    (216) 579-0212

Email:    pjleddy@jonesday.com

If to the Company, prior to the Closing, to:

Hudson Products Holdings, Inc.

9660 Grunwald Road

Beasley, Texas 77417

Attention:    Grady Walker

Facsimile No.:    (281) 396-8211

Email:    gwalker@hudsonproducts.com

with copies to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention:    Nicholas P. Luongo

Facsimile No.:    (202) 637-2201

Email:    nick.luongo@lw.com

If to the Holder Representative, to:

R/C Hudson Holdings, L.P.

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention:    Stephen S. Coats

Facsimile No.:    (212) 993-0077

Email:    scoats@riverstonellc.com

with copies to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention:    Nicholas P. Luongo

Facsimile No.:    (202) 637-2201

Email:    nick.luongo@lw.com

or to such other address or addresses as the parties may from time to time designate in writing in the manner set forth in this Section 12.3.

12.4    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Any purported assignment in violation of this Section 12.4 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.5    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Articles II, III and Section 8.5(c), (iii) the persons identified in the second to last sentence of Section 3.10 are intended third party beneficiaries of such Section, (iv) the Affiliate of the Holder Representative identified on Schedule 8.6 is an intended third-party beneficiary of, and may enforce, Section 8.6, (v) in the event of a termination of this Agreement, the Holder Representative shall be entitled to enforce the right of the Termination Date Holders to recover for breach under Sections 10.2 and 10.3, (vi) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16, and (vii) Prior Company Counsel and the Designated Persons shall be intended third party beneficiaries of Section 12.17.

12.6    Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.5 or Section 10.3), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.4; provided, further, that Buyer shall pay all Transfer Taxes in accordance with Section 8.5(a); provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby, and (ii) Buyer shall pay all fees and expenses in connection with any financing arrangements, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries.

12.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.8    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile or portable document format (.PDF) copies), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9    Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

12.10    Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Escrow Agreement and that certain Confidentiality Agreement dated as of April 13, 2017 between Buyer and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings or commitments of the parties hereto or their Representatives, whether oral or written, with respect to the subject matter hereof and thereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the Escrow Agreement, the Schedules and Annexes to this Agreement and the Confidentiality Agreement.

12.11    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.11 to the extent permitted under Section 251(d) of the DGCL.

12.12    Publicity. The Company and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that each of the Company and its Subsidiaries and Buyer may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company or Buyer, as applicable, may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which the Company or any of its Subsidiaries or Buyer, as applicable, is a party. Notwithstanding the foregoing, Buyer and the Company shall cooperate to prepare a joint press release to be issued on or promptly after the date of this Agreement and a joint press release to be issued on the Closing Date. The Company and Buyer and Merger Sub agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations or under the rules and regulations of any national securities exchange in which case it will use its reasonable efforts to consult with the other parties hereto and to obtain such parties’ consent; provided that the parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 12.12 or such confidentiality obligations by the recipients of its disclosure). The Company and Buyer further acknowledge and agree that, R/C Hudson Holdings, L.P. may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities.

12.13    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner that is materially adverse to any party hereto and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.14    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.14(a).

(b)    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 12.14(b).

12.15    Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

12.16    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate or agent, attorney, advisor or Representative of any such Person or any of its Affiliates shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.17    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)    Conflicts of Interest. Each of Buyer and the Company hereby waives and shall not assert, and agrees after the Closing to cause any other applicable Affiliates of the Company to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Holder Representative, one or more Pre-Closing Holders, the Company, or any of its Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel (“Prior Company Counsel”) currently representing any Designated Person in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”). Without limiting the foregoing, Buyer and the Company agree that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Company Counsel prior to the Closing, and Buyer and the Company (on behalf of itself and its Subsidiaries) hereby agree that, in the event that a dispute arises after the Closing between Buyer, the Company or any Subsidiary of the Company, on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company or its Subsidiaries and even though Prior Company Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute.

(b)    Attorney-Client Privilege. Buyer waives and shall not assert, and agrees after the Closing to cause the Company and its Affiliates to waive and to not assert, any attorney-client privilege with respect to all communication between any Prior Company Counsel and any Designated Person that relate to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Holder Representative. Furthermore, Buyer acknowledges and agrees that any advice given to or communication with any of the Designated Persons (other than the Company and its Subsidiaries) that relate to the Current Representation shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons (other than the Company and its Subsidiaries). Portions of the books and records of the Company containing any such privileged communications shall be excluded from the purchase, and the Holder Representative shall cause such privileged communications to be separated or, to the extent not capable of being separated from the books and records, redacted from the books and records of the Company and distributed to the Holder Representative (on behalf of the applicable

Designated Persons) immediately prior to the Closing with no copies of such privileged communications retained by the Company or any of its Subsidiaries, provided that, for the avoidance of doubt, the remaining portions of the books and records of the Company that do not constitute such privileged communications may be retained by the Company and/or its Subsidiaries. The parties agree to take, and to cause their respective Affiliates to take, all steps necessary to implement this Section 12.17. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 12.17 shall be irrevocable, and no term of this Section 12.17 may be amended, waived or modified, without the prior written consent of the Holder Representative and its Affiliates and Prior Company Counsel affected thereby.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CHART INDUSTRIES, INC.

By:	/s/ Jillian C. Evanko
Name: Jillian C. Evanko
Title: Vice President, Chief Financial Officer and Treasurer

Signature Page to Agreement and Plan of Merger

CHART SULLY CORPORATION

By:	/s/ Jillian C. Evanko
Name: Jillian C. Evanko
Title: Chief Financial Officer

Signature Page to Agreement and Plan of Merger

RCHPH HOLDINGS, INC.

By:	/s/ Hugh Grady Walker III
Name: Hugh Grady Walker III
Title: President & Chief Executive Officer

Signature Page to Agreement and Plan of Merger

R/C Hudson Holdings, L.P., solely in its capacity as the initial Holder Representative hereunder

By:	Riverstone/Carlyle Energy Partners IV, L.P., its general partner

By:	R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas J. Walker
Name: Thomas J. Walker
Title: Managing Director

Signature Page to Agreement and Plan of Merger